Exhibit 4.1

EXECUTION VERSION

HESS MIDSTREAM PARTNERS LP

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

5.125% Senior Notes due 2028

INDENTURE

Dated as of December 10, 2019

EXECUTION VERSION

i

Rule 144A/Regulation S Appendix

Exhibit 1 — Form of Note

Exhibit A — Form of Incumbency Certificate

Schedule A — Form of Supplemental Indenture

INDENTURE, dated as of December 10, 2019, between Hess Midstream Partners LP (to be renamed Hess Midstream Operations LP after consummation of the Reorganization), a Delaware limited partnership (the “Company”, or the “Issuer”) and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of Holders of the Issuer’s Notes:

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1. Definitions.

“Acquired Debt” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or become a Subsidiary of such specific Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means Notes issued under this Indenture after the Issue Date and in compliance with Section 2.13, it being understood that any Notes issued in exchange for or replacement of any Initial Note issued on the Issue Date shall not be an Additional Note.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption.

“affiliate” of any specified Person means any other Person, directly or indirectly, Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Applicable Premium” means, with respect to a Note at any redemption date, the excess of (if any) (A) the present value at such redemption date of (1) the redemption price of such Note on June 15, 2023 (such redemption price being described in paragraph 5 of the Notes, exclusive of any accrued and unpaid interest, if any), plus (2) all required remaining scheduled payments of interest due on such Note through June 15, 2023 (but excluding accrued and unpaid interest, if any, to but not including the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, over (B) the principal amount of such Note on such redemption date.

“Asset Disposition” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Equity Interests of the Issuer or a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary); or

(2) any assets of the Issuer or any Restricted Subsidiary, including the Capital Stock of any of the Subsidiaries of the Issuer.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) any single transaction or series of related transactions that: (a) involves assets having a Fair Market Value of less than $50.0 million or (b) results in net proceeds to the Issuer and its Restricted Subsidiaries of less than $50.0 million;

(2) sales, transfers, leases and other dispositions of (A) inventory in the ordinary course of business, (B) used, obsolete or surplus equipment, (C) property or other assets no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Issuer (including allowing any intellectual property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated), in each case, in the good faith judgment of an executive officer of the Issuer, and (D) cash and Cash Equivalents;

(3) (i) sales, transfers or other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction and (ii) dispositions of receivables pursuant to factoring transactions;

(4) leases or subleases entered into in the ordinary course of business;

(5) licenses or sublicenses of intellectual property or other general intangibles in the ordinary course of business;

(6) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Issuer or any Restricted Subsidiary;

(7) dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(8) the sale of all or substantially all of the Issuer’s assets in a manner permitted pursuant to Article V;

(9) an issuance of Equity Interests by the Issuer or a Restricted Subsidiary to the Issuer or to a Restricted Subsidiary;

(10) a Restricted Payment that does not violate Section 4.3, or a Permitted Investment;

(11) the creation or perfection of a Lien permitted under this Indenture and dispositions in connection with such Lien;

(12) foreclosure on, or condemnation of, assets;

(13) the unwinding of any Obligations under Hedging Obligations;

(14) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(15) sales, transfers and other dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(16) any sale or other disposition of Equity Interests in, or other securities or assets of, an Unrestricted Subsidiary;

(17) any issuance of additional Equity Interests in any Restricted Subsidiary to the holders of its Equity Interests, in connection with any capital call or equity funding arrangements in the ordinary course of business; and

(18) any transaction relating to or arising from the Reorganization.

“Attributable Debt” when used with respect to any sale and leaseback transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership or, if the general partner is a partnership, the board of directors of the general partner of the general partner;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day, other than a Saturday or a Sunday, that is not a day on which the Trustee or banking institutions are authorized or required by law or regulation to close, in the city of New York, New York.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect prior to the effective date of Financial Accounting Standards Board’s Accounting Standards Codification No. 842 (Leases), will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means:

(1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(2) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition a credit rating of “A” or better from either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies above cease publishing ratings of investments;

(3) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within one year from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof, and such bank has a long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by S&P, or “A3” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies above cease publishing ratings of investments, and has a combined capital and surplus and undivided profits of not less than $500 million;

(4) fully collateralized repurchase agreements described in clause (3) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and

(5) “money market funds” that invest 90% or more of their assets in instruments of the type specified in clauses (1) through (4) above or that are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies above cease publishing ratings of such investments.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any Person other than a Restricted Subsidiary of the Issuer or a Permitted Holder (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3) the consummation of any transaction (including any merger or consolidation), the result of which is that any Person (including any “person” as defined above), other than a Permitted Holder, acquires the power, directly or indirectly, to direct or cause the direction of the management or policies of the Issuer, whether through the ownership of Voting Stock, by contract or otherwise; or

(4) the consummation of any transaction (including any merger or consolidation), the result of which is that any Person (including any “person” as defined above), other than a Permitted Holder, acquires the power, directly or indirectly, to direct or cause the direction of the management or policies of the Parent or its general partner (or, if the general partner of the Parent is a partnership, its general partner), whether through the ownership of Voting Stock, by contract or otherwise.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of the Reorganization and the Reorganization shall not be a Change of Control.

Further, notwithstanding the preceding, a conversion of the Issuer or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the Persons (including any “person” as that term is used in Section 13(d)(3) of the Exchange Act) who held the power, directly or indirectly, to direct or cause the direction of the management or policies of the Issuer or such Restricted Subsidiary immediately prior to such transactions continue to hold the power, directly or indirectly, to direct or cause the direction of the management or policies of such entity, in each case, whether through the ownership of Voting Stock, by contract or otherwise.

“Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Ratings Decline.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed from the redemption date to June 15, 2023 that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2023.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Issuer obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Consolidated EBITDA” means, for any period and for any specified Person, Consolidated Net Income for such period and such Person, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(1) consolidated interest expense for such period (including imputed interest expense in respect of capital leases, amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period);

(2) consolidated income tax expense for such period;

(3) all amounts attributable to depreciation for such period and amortization of intangible assets for such period;

(4) (i) extraordinary expenses or losses for such period or (ii) any unusual or nonrecurring noncash charges or losses (including impairment of goodwill or intangible assets) for such period;

(5) any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement;

(6) any unrealized losses for such period attributable to the application of “mark-to-market” accounting in respect of Swap Agreements;

(7) the cumulative effect for such period of a change in accounting principles;

(8) any fees and expenses for such period relating to the Reorganization;

(9) accretion of asset retirement obligations in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification No. 410, and any similar accounting in prior periods;

(10) to the extent not otherwise included, the proceeds of any business interruption insurance received during such period;

(11) to the extent actually reimbursed (and not otherwise included in arriving at Consolidated Net Income), expenses covered by indemnification provisions in any agreement in connection with any transaction involving the Issuer or any of its Subsidiaries; and

(12) any costs or expenses incurred by such Person or any of its Restricted Subsidiaries pursuant to any management equity plan or option plan or any other management or employee benefit plan or agreement or any subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Person or net cash proceeds of issuance of Equity Interests of the Person (other than Disqualified Stock);

provided that any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to clause (4) above shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of:

(1) (i) any extraordinary gains for such period or (ii) any unusual or nonrecurring noncash gains for such period;

(2) any gains for such period attributable to the early extinguishment of Indebtedness or obligations under any Swap Agreement;

(3) any unrealized gains for such period attributable to the application of “mark-to-market” accounting in respect of Swap Agreements and

(4) the cumulative effect for such period of a change in accounting principles; provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by such Person, other than dispositions of inventory and other dispositions in the ordinary course of business.

“Consolidated Net Income” means, for any period, net income (loss) of the specified Person on a consolidated basis determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets of the specified Person and its Restricted Subsidiaries, less the current liabilities and intangible assets of such Person and its Restricted Subsidiaries, which, in each case, would appear on a consolidated balance sheet of such Person (but with such consolidation limited to such Person and its Restricted Subsidiaries) prepared in accordance with GAAP as of such date of determination.

“Consolidated Total Debt” means, on any date, without duplication, (A) the sum of the aggregate principal amount of Indebtedness of the specified Person outstanding as of such date, determined on a consolidated basis, but only if such Indebtedness (i) is of the type referred to in clause (1), (2), or (3) (but excluding any contingent obligations) of the definition of the term “Indebtedness” or (ii) is of the type referred to in clause (4) or (5) of the definition of the term “Indebtedness,” to the extent such Indebtedness relates to Indebtedness of others of the type referred to in clause (i) above, plus (B) the aggregate amount of the Attributable Debt of the Issuer outstanding as of such date, determined on a consolidated basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business with respect to this Indenture shall be administered, which office at the date hereof is located at 150 East 42nd Street, 40th Floor, New York, NY 10017 Attention: Corporate, Municipal and Escrow Services, and for Agent services such office shall also mean the office or agency of the Trustee located at Corporate Trust Operations, MAC N9300-070, 600 South Fourth Street, Seventh Floor, Minneapolis, MN 55415, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facilities” means one or more credit facilities, debt facilities (including those under the New Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, capital market financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letters of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original trustee, holders, purchasers, administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Facility or any other credit or other agreement or indenture).

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary or Joint Venture exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, waste, willful destruction, bad faith and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event which is, or after notice or with the passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the specified Person or its Restricted Subsidiary in connection with an Asset Disposition that is designated as “Designated Non-Cash Consideration” pursuant to an officers’ certificate, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash or Cash Equivalents within 180 days following the consummation of such Asset Disposition).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.3. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Effective Date” means the date of the closing of the Reorganization.

“Equity Interests” of any Person means (a) any and all Capital Stock of such Person and (b) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Equity Offering” means a sale of Equity Interests of a Person (other than Disqualified Stock and other than to a Subsidiary of such Person) made for cash by such Person, or any cash contribution to the equity capital of such Person, after the Issue Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Existing Credit Agreement” means the Credit Agreement, dated as of March 15, 2017, as amended, restated or supplemented through the Issue Date, by and among the Issuer, as borrower, and the lenders from time to time party thereto, and any amendments, supplements, modifications, extensions, renewals, restatements or refinancings thereof.

“Existing HIP Notes” means the 5.625% senior notes due 2026 issued by Hess Infrastructure Partners LP and Hess Infrastructure Partners Finance Corporation.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by an officer of the Issuer in good faith.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries Incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Reference Period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions (including, without limitation, a single asset, a division or segment or an entire company) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, asset purchase transactions or consolidations and including any related financing transactions during the Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the Reference Period, including any Consolidated EBITDA and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur in the next eighteen (18) months, in the reasonable judgment of the chief financial or accounting officer of the Issuer (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto), provided that any amount of such pro forma expense and cost reductions given effect represent an amount not greater than 25% of Consolidated EBITDA for such period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of the applicable period to the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(5) if any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, discounts and other fees and charges Incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) an amount equal to all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary; minus

(5) to the extent included in clause (1) above, write-off of non-recurring deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, paying any Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity, in each case, on a consolidated basis and determined in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect prior to the effective date of Financial Accounting Standards Board’s Accounting Standards Codification No. 842 (Leases), will be deemed not to represent a Capital Lease Obligation.

“GIP” means GIP II Blue Holding Partnership, L.P., a Delaware limited partnership, and the funds managed by Global Infrastructure Management, LLC, and such funds’ subsidiaries and affiliates, that hold interests in GIP II Blue Holding Partnership, L.P.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes, pursuant to the execution and delivery of a supplemental indenture.

“Guarantor” means any Person that guarantees the Notes, either on the Effective Date or after the Effective Date in accordance with the terms of this Indenture, in each case, until the guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Hess” means Hess Corporation.

“Holder” when used with respect to the Notes or “Noteholder,” means the Person in whose name a Note is registered on the Registrar’s books. The registered Holder of a Note shall be treated as its owner for all purposes.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations), would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset (other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Issuer or any Restricted Subsidiary, in each case, securing Indebtedness of such Unrestricted Subsidiary or Joint Venture, as applicable) of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. The term “Indebtedness” excludes, however, any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness. Unless expressly specified otherwise, all references to “Indebtedness” herein shall refer to Indebtedness of the Issuer.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness”:

(1) accrued expenses and trade accounts payable arising in the ordinary course of business;

(2) any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or government securities (in an amount sufficient to satisfy all such Indebtedness at Stated Maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;

(3) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its Incurrence;

(4) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; and

(5) Indebtedness, the proceeds of which are funded into an escrow account or trust or similar arrangement pending the satisfaction of one or more conditions, unless and until such proceeds are released to the Issuer or any Restricted Subsidiary.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” means the $550,000,000 aggregate principal amount of 5.125% Senior Notes due 2028 issued on the Issue Date.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); or a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies appointed by the Issuer.

“Investments” means, with respect to any Person, (a) all direct or indirect investments by such Person in other Persons (including affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), and (b) purchases or other acquisitions of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer will be deemed to have made an investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.3(c).

“Issue Date” means the date of first issuance of the Notes under this Indenture.

“Issuer” means Hess Midstream Partners LP (to be renamed Hess Midstream Operations LP upon consummation of the Reorganization).

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Issuer in which the Issuer or any of its Restricted Subsidiaries makes any Investment.

“Leverage Ratio” means, on any date and for any Person, the ratio of (a) Consolidated Total Debt of such Person as of such date to (b) Consolidated EBITDA of such Person for the Reference Period ending on or prior to such date. Any pro forma adjustments to the Leverage Ratio shall be made in the same manner (as applicable) as pro forma adjustments set forth in the definition of Fixed Charge Coverage Ratio.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Maintenance Capital Expenditure” means expenditures (including expenditures for the construction, replacement, improvement or expansion of existing capital assets) by a specified Person made to maintain, over the long term, the operating capacity, operating income or revenue of such Person and its Subsidiaries. For purposes of this definition, “long term” generally refers to a period of time greater than twelve months.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net cash proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or other disposition or issuance or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures or similar arrangements as a result of such Asset Disposition or made in connection with such Asset Disposition as determined by the Board of Directors of such subsidiary, joint venture or similar arrangement; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“New Credit Agreement” means the new credit agreement, to be dated on or about the Effective Date, from time to time among the Issuer, as borrower, the other loan parties from time to time party thereto and the lenders from time to time party thereto, as amended supplemented or otherwise modified, and any extensions, renewals, replacements or refinancings thereof (or of any prior New Credit Agreement), whether provided under the original New Credit Agreement or any other credit agreement.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), except for Customary Recourse Exceptions, (b) is directly or indirectly liable as a guarantor or otherwise or (c) is the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

For purposes of determining compliance with Section 4.2, if any Non-Recourse Debt of any Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an Incurrence of Indebtedness by a Restricted Subsidiary of the Issuer.

“Notes” means (1) the Initial Notes and (2) Additional Notes, if any.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated November 25, 2019, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Controller, the Chief Operating Officer, any Vice President, the Treasurer, the Assistant Treasurer, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel, the Secretary or the Assistant Secretary, as applicable.

“Officers’ Certificate” means a certificate signed by any two Officers of the Company and delivered to the Trustee.

“Operating Surplus” means, as of any determination date and for any Person, Consolidated EBITDA of such Person for the immediately preceding quarter, less (i) consolidated interest expense for such period (including imputed interest expense in respect of capital leases, amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period), (ii) Maintenance Capital Expenditure for such period and (iii) to the extent applicable, consolidated income tax expense for such period, in each case, of the specified Person.

“Opinion of Counsel” means a written opinion from legal counsel to the Issuer. The counsel may be an employee of the Issuer or any of the Issuer’s affiliates. Opinions of Counsel required to be delivered under this Indenture may have qualifications customary for opinions of the type required and counsel delivering such Opinions of Counsel may rely on certificates of the Issuer or governmental or other officials customary for opinions of the type required, including certificates certifying as to matters of fact.

“Parent” means Hess Midstream LP.

“Parent Entity” means any Person that is a direct or indirect parent company of the Issuer. As of the Effective Date, the Parent will be a Parent Entity.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Issuer, or the Guarantees, in the case of any Guarantor (in each case, without giving effect to collateral arrangements).

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that merged or consolidated with the Issuer or a Restricted Subsidiary; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated with the Issuer or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (a) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in Section 4.2 or (b) the Fixed Charge Coverage Ratio for the Issuer would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction; provided that such Indebtedness was not incurred in contemplation of, or in connection with, such acquisition, merger or consolidation.

“Permitted Business” means (a) any Similar Business, (b) any other business that generates gross income at least 90% of which constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code of 1986, as amended, or (c) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (a), (b) and (c) of this definition, including entering into Hedging Obligations related to any of these activities.

“Permitted Business Investments” means Investments by the Issuer or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Issuer or in any Joint Venture, provided that:

(1) either (i) at the time of such Investment and immediately thereafter, the Issuer could Incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in Section 4.2(a) or (ii) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in Section 4.3) not previously expended at the time of making such Investment;

(2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (i) all such Indebtedness is Non-Recourse Debt or is owed to the Issuer or one of the Restricted Subsidiaries or (ii) any such Indebtedness of such Unrestricted Subsidiaries or Joint Venture that is recourse to the Issuer or any of the Restricted Subsidiaries could, at the time such Investment is made, be Incurred at that time by the Issuer and its Restricted Subsidiaries under Section 4.2; and

(3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Holders” means each of (a) Hess and its affiliates, (b) GIP together with the parallel investment entities and alternative investment entities of GIP, and any future investment fund or co-investment fund managed by Global Infrastructure Management, LLC, provided that in no event will any portfolio company of any of the foregoing be included in the definition of “Permitted Holder,” (c) the Parent and any of its Subsidiaries, (d) the Company and any of its Subsidiaries and (e) any director, officer, general partner, managing member, principal or managing director of the Company, the Parent or any Person described in clauses (a) through (d) above, provided that such Person described in this clause (e), at the time of determination, holds such office, directorship or other specified role at the Company, the Parent or any Person described in clauses (a) through (d) above.

“Permitted Investment” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from:

(i) an Asset Disposition that was made pursuant to and in compliance with Section 4.5; or

(ii) a disposition of assets deemed not to be an Asset Disposition under the definition of “Asset Disposition”;

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(6) any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were Incurred in the ordinary course of business of the Issuer or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure, perfection or enforcement by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment in default; or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Investments represented by Hedging Obligations permitted to be Incurred;

(8) loans or advances to employees made in the ordinary course of business or consistent with the past practice of the Issuer or any Restricted Subsidiary in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(9) repurchases of the Notes;

(10) any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

(11) Permitted Business Investments;

(12) any Investment existing on the Issue Date or, to the extent entered into in connection with the Reorganization, the Effective Date, and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded; and

(13) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed the greater of $200.0 million and 5% of Consolidated Net Tangible Assets of the Issuer; provided, however, that any Investment pursuant to this clause (13) made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to one or more of the above clauses (1) through (13) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens securing any Indebtedness Incurred under Section 4.2(b)(1) and all Obligations and Hedging Obligations relating to such Indebtedness;

(2) Liens in favor of the Issuer or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any of its Subsidiaries; provided that such Liens were in existence prior to such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary; provided that such Liens were in existence prior to, such acquisition, and not Incurred in contemplation of, such acquisition;

(5) Liens and deposits to secure the performance of statutory obligations, surety or appeal bonds, workers compensation obligations, reimbursement obligations owed to insurers, bids, performance bonds, true leases, other types of social security or other obligations of a like nature Incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6) Liens existing on the Issue Date (other than Liens described in clause (1) of this definition);

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, repairman’s, mechanics’ and other like Liens, in each case, Incurred in the ordinary course of business;

(9) defects, irregularities and deficiencies in title of any rights of way, survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not Incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10) inchoate Liens arising under ERISA;

(11) Liens created for the benefit of (or to secure) the Notes (or the guarantees of the Notes);

(12) Liens on any property or asset acquired, constructed or improved by the Issuer or any of its Restricted Subsidiaries, which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the Fair Market Value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(13) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Issuer or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(14) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any of its Restricted Subsidiaries on deposit with or in possession of such bank;

(15) Liens securing Hedging Obligations or Treasury Management Arrangements of the Issuer or any of its Restricted Subsidiaries;

(16) Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(17) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to an aggregate amount of Indebtedness and the Attributable Debt payable under leases entered into in connection with sale and leaseback transactions that at any one time outstanding does not exceed the greater of (i) $250.0 million and (ii) 5% of Consolidated Net Tangible Assets of the Issuer;

(18) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(19) Liens resulting from the deposit of money or other Cash Equivalents in trust for the purpose of defeasing Indebtedness of the Issuer or any of its Restricted Subsidiaries;

(20) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(i) the new Lien is limited to all or part of the same property or assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(21) Liens relating to future escrow arrangements securing Indebtedness Incurred in accordance with this Indenture; and

(22) Liens renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (21) above; provided that (i) the principal amount of Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal, extension, refinance or refund of such Lien, plus all accrued interest on the Indebtedness secured thereby and the amount of all fees, expenses and premiums incurred in connection therewith, and (ii) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, Incurred in connection therewith and with the Permitted Refinancing Indebtedness);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the guarantees of the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or the guarantees of the Notes, on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is not Incurred by a Restricted Subsidiary (other than the Issuer or a Guarantor) if a Guarantor is the issuer or other primary obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Issuer.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, the Issuer will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act.

“Rating Categories” means: (1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Ratings Decline” means the occurrence of a decrease in the rating of the Notes by one or more gradations by each Rating Agency (including gradations within the Rating Categories, as well as between Rating Categories), within 60 days before or after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of the Company to effect a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency); provided, however, that a Ratings Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Decline for purposes of the definition of Change of Control and Change of Control Triggering Event) unless each Rating Agency making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Trustee in writing at the request of the Company or the Trustee that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Ratings Decline).

“Reference Period” means, with respect to any date of determination, the four most recent fiscal quarters of the Issuer for which internal financial statements are available.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successors, and any other primary treasury dealer the Issuer selects. If J.P. Morgan Securities LLC ceases to be a primary U.S. Government securities dealer in New York City, the Issuer shall substitute another primary treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Issuer, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day before the date of redemption.

“Reorganization” means the reorganization of the Issuer and certain other subsidiaries of its indirect parent company through a series of transactions, as described in the Offering Memorandum.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the specified Person other than an Unrestricted Subsidiary. Unless the context requires, references to a “Restricted Subsidiary” shall mean a Restricted Subsidiary of the Issuer.

“Restructuring Agreement” means that certain Partnership Restructuring Agreement, dated as of October 3, 2019, among the Issuer and certain other parties thereto.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means, with respect to any Person, any Indebtedness of such Person, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is subordinated in right of payment to the Notes or the guarantee of the Notes of such Person, as the case may be.

“Similar Business” means (1) the purchase, production, compression, gathering, processing, treatment, dehydration, separation, exploitation, fractionating, sale, transportation, marketing, production handling, terminaling, storage of crude oil, natural gas, condensate, natural gas liquids or other hydrocarbons; (2) fresh water distribution and waste water collection, transportation, treatment and disposal services, (3) any business conducted or proposed to be conducted by the Issuer and the Restricted Subsidiaries on the Issue Date or the Effective Date; or (4) any business that is, in the reasonable judgment of the Issuer, similar, reasonably related, incidental or ancillary to the foregoing or extensions, developments or expansions thereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting equity is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Swap Agreement” means any interest rate, currency or commodity swap agreement or other interest rate, currency or commodity price protection agreement capable of financial settlement only.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, return check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” means, to the extent required by any such amendments, the U.S. Trust Indenture Act of 1939, as so amended.

“Trust Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee, including any vice president, assistant vice president, trust officer, assistant trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means such successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

(1) other than any such Indebtedness of such Unrestricted Subsidiary that is recourse to the Issuer or any of its Restricted Subsidiaries (which shall include all Indebtedness of such Unrestricted Subsidiary for which the Issuer or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such designation is made, be Incurred at that time by the Issuer and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test in Section 4.2(a), has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.7, is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not affiliates of the Issuer;

(3) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except to the extent such guarantee or credit support would be released, terminated or no longer exist upon such designation.

All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries. Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Parent or the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and the Investment of the Parent in such Subsidiary was permitted by Section 4.3. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.2, the Issuer will be in default of such covenant.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.5
“Affiliate Transaction”	4.7
“Agent Members”	Appendix
“Appendix”	2.1
“Asset Disposition Offer”	4.5
“Asset Disposition Offer Amount”	4.5
“Asset Disposition Offer Period”	4.5
“Change of Control Offer”	4.13
“Company”	Preamble
“covenant defeasance option”	8.1
“Definitive Note”	Appendix
“Depository”	Appendix
“Distribution Compliance Period”	Appendix

Term	Defined in Section
“DTC”	Appendix
“Events of Default”	6.1
“FATCA Withholding Tax”	11.17
“Global Notes”	Appendix
“Incremental Funds”	4.3
“Incur”, “Incurrence”, “Incurred”	4.2
“Initial Purchasers”	Appendix
“Issuer Order”	2.2
“legal defeasance option”	8.1
“Net Available Cash Amount”	4.5
“Notes”	Appendix
“Note Obligations”	10.2
“Notice of Default”	6.1
“Outside Date”	3.7
“Paying Agent”	2.3
“Permitted Debt”	4.2
“Purchase Agreement”	Appendix
“QIB”	Appendix
“Registrar”	2.3
“Regulation S”	Appendix
“Regulation S Global Note”	Appendix
“Restricted Payments”	4.3
“Rule 144A”	Appendix
“Rule 144A Global Note”	Appendix
“Second Commitment”	4.5
“Securities Custodian”	Appendix
“Special Mandatory Redemption”	3.7
“Special Mandatory Redemption Date”	3.7
“Special Mandatory Redemption Price”	3.7
“Transfer Restricted Notes”	Appendix

SECTION 1.3. Rules of Construction. For purposes of this Indenture, except as otherwise expressly provided herein or unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “including” means including without limitation;

(d) words in the singular include the plural and words in the plural include the singular;

(e) all references to the date the Notes were originally issued shall refer to the Issue Date or the date any Additional Notes were originally issued, as the case may be; and

(f) all references herein to particular Sections or Articles shall refer to this Indenture unless otherwise so indicated.

ARTICLE II

The Notes

SECTION 2.1. Form and Dating. Provisions relating to the Initial Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”), which is hereby incorporated in, and expressly made part of, this Indenture. The Initial Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 to the Appendix which is hereby incorporated in, and expressly made a part of, this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in each of the Appendix, Exhibit 1 and Exhibit A are part of the terms of this Indenture.

SECTION 2.2. Execution and Authentication.

(a) An Officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature which may be imprinted or otherwise reproduced thereon. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(b) A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated under this Indenture.

(c) On the Issue Date, the Trustee shall authenticate and deliver $550,000,000 of 5.125% Senior Notes due 2028 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in such order, in each case upon a written order of the Issuer signed by an Officer of the Issuer (the “Issuer Order”). Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

(d) The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.3. Registrar and Paying Agent.

(a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more additional paying agents. The term “Paying Agent” includes any such additional paying agent. The Issuer may change the Registrar or appoint one or more co-Registrars without notice.

(b) In the event the Issuer shall retain any Person not a party to this Indenture as an agent hereunder, the Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of each such agent. If the Issuer fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Issuer shall be responsible for the fees and compensations of all agents appointed or approved by it. Either Issuer or any of their domestically incorporated wholly owned Subsidiaries may act as Paying Agent.

(c) The Issuer initially appoint the Trustee as Registrar and Paying Agent for the Notes.

SECTION 2.4. Paying Agent To Hold Money in Trust. By no later than 11:00 a.m. (New York City time) on the date on which any principal, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, or interest when due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes, shall notify the Trustee in writing of any default by the Issuer in making any such payment and shall, during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith pay to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes. If the Issuer or any of its Subsidiaries acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Noteholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Issuer shall cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may reasonably request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

SECTION 2.6. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(1) of the Uniform Commercial Code are met. When Notes are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.

SECTION 2.7. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note shall provide the Issuer and the Trustee with evidence to their satisfaction that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. In addition, such Holder shall furnish an indemnity or surety bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note, including reasonable fees and expenses of counsel. Every replacement Note is an additional obligation of the Issuer.

SECTION 2.8. Outstanding Notes.

(a) Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b) If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

(c) If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.9. Temporary Notes. Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate and deliver temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate and deliver definitive Notes. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall authenticate and deliver in exchange therefor, one or more definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.

SECTION 2.10. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee for cancellation any Notes surrendered to them for registration of transfer or exchange or payment. The Trustee and no one else shall cancel (subject to the record retention requirements then in effect) all Notes surrendered for registration of transfer or exchange, payment or cancellation and, upon the written request of the Issuer, deliver evidence of such cancellation to the Issuer. The Issuer may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation, which shall not prohibit the Issuer from issuing any Additional Notes. All canceled Notes held by the Trustee may be disposed of by the Trustee in accordance with its then customary practices and procedures. The Trustee shall provide to the Issuer a list of all Notes that have been canceled from time to time as requested in writing by the Issuer.

SECTION 2.11. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay, or shall deposit with the Paying Agent money in immediately available funds sufficient to pay, defaulted interest plus interest on such defaulted interest to the extent lawful at the rate specified therefor in the Notes in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Noteholders on a subsequent special record date, which shall be the 15th day next preceding the date fixed by the Issuer for the payment of defaulted interest, whether or not such day is a Business Day. At least 15 days before such special record date, the Issuer shall mail or electronically deliver or cause to be mailed or electronically delivered to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the amount of defaulted interest, or with respect to the nature, extent or calculations of the amount of defaulted interest owed.

SECTION 2.12. CUSIP Numbers, ISINs, etc. The Issuer in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (in each case, if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, ISINs and “Common Code” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee in writing of any change in any “CUSIP” numbers, ISINs or “Common Code” numbers applicable to the Notes.

SECTION 2.13. Issuance of Additional Notes.

(a) After the Issue Date, the Issuer shall, subject to compliance with the terms of this Indenture but without notice to or the consent of any Holders, be entitled to create and issue Additional Notes under this Indenture, which Notes shall have identical terms as, and rank equally and ratably with, the Initial Notes issued on the Issue Date, other than with respect to the date of issuance, issue price, the initial interest accrual date and amount of interest payable on the first payment date applicable thereto.

(b) With respect to any Additional Notes, the Issuer shall set forth in a resolution of the Board of Directors of the Issuer and an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee along with the Issuer Order, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2) the issue price, the issue date, the initial interest accrual date and the CUSIP number of such Additional Notes, provided, however, that no Additional Notes may be issued with the same CUSIP number as the Notes previously issued under this Indenture if such Additional Notes are not fungible with such previously issued Notes for U.S. federal income tax or other purposes.

SECTION 2.14. One Class of Notes. The Initial Notes and any Additional Notes shall vote and consent together on all matters as one class; and none of the Initial Notes or any Additional Notes shall have the right to vote or consent as a separate class on any matter. The Initial Notes and any Additional Notes shall together be deemed to constitute a single class or series for all purposes under this Indenture.

ARTICLE III

Redemption

SECTION 3.1. Notices to Trustee.

(a) If the Issuer elects to redeem Notes pursuant to paragraph 5 of the Notes, they shall notify the Trustee in writing of the redemption date and the principal amount of Notes to be redeemed. In connection with any redemption pursuant to paragraph 5 of the Notes prior to June 15, 2028, the Issuer shall give the Trustee notice of the redemption price promptly after the calculation thereof and the Trustee shall have no responsibility for such calculation.

(b) The Issuer shall give each notice to the Trustee provided for in this Section 3.1 at least 30 days before the redemption date unless the Trustee consents to a shorter period. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of Notes called for redemption.

(c) Such notice shall be accompanied by an Officers’ Certificate from the Issuer to the effect that such redemption shall comply with the conditions herein.

SECTION 3.2. Selection of Notes to be Redeemed. If less than all of the Notes are being redeemed, and the Notes are Global Notes, the Notes to be redeemed will be selected by DTC in accordance with its standard procedures. If less than all of the Notes are to be redeemed and the Notes are not Global Notes, the Notes to be redeemed shall be selected by the Trustee on a pro rata basis, by lot or by any other method the Trustee in its sole discretion deems fair and appropriate, in accordance with methods generally used at the time of selection by indenture trustees in similar circumstances. The Trustee shall make the selection from outstanding Notes not previously called for redemption. Notes and portions thereof that the

Trustee selects shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall promptly notify the Issuer of the Notes or portions of Notes to be redeemed. Notwithstanding the foregoing, if the Notes are represented by one or more Global Notes, interests in the Notes shall be selected for redemption by the Depository in accordance with its standard procedures therefor.

SECTION 3.3. Notice of Redemption.

(a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall mail by first-class mail or electronically deliver or cause to be mailed by first-class mail or electronically delivered a notice of redemption to each Holder of Notes to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(1) the aggregate principal amount of Notes to be redeemed;

(2) the redemption date;

(3) the redemption price (or the method of calculating such price) and the amount of accrued interest to be paid, if any;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price plus accrued and unpaid interest, if any;

(6) if fewer than all the outstanding Notes are to be redeemed, the certificate number (if certificated) and principal amounts of the particular Notes to be redeemed;

(7) that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(8) the CUSIP number, or any similar number, if any, printed on the Notes being redeemed;

(9) that no representation is made as to the correctness or accuracy of the CUSIP number, or any similar number, if any, listed in such notice or printed on the Notes; and

(10) any conditions precedent to the redemption.

(b) At the Issuer’s written request (which may be rescinded or revoked at any time prior to the time at which the Trustee shall have given such notice to the Holders), the Trustee shall give the notice of redemption in the name of the Issuer and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information required by this

Section 3.3 at least five Business Days prior to the date chosen for giving such notice to the Holders (unless the Trustee shall agree to a shorter period). The notice, if mailed or electronically delivered in the manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or electronic delivery or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Notes.

SECTION 3.4. Effect of Notice of Redemption. Once notice of redemption is mailed or electronically delivered in accordance with Section 3.3, Notes called for redemption shall become due and payable on the redemption date and at the redemption price as stated in the notice, subject to satisfaction of any condition specified with respect to such redemption. Upon surrender to the Paying Agent on or after the redemption date, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to, but not including, the redemption date; provided that the Issuer shall have deposited the redemption price with the Paying Agent or the Trustee on or before 11:00 a.m. (New York City time) on the date of redemption. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder. Noteholders of record on the relevant record date shall be entitled to receive interest due on an interest payment date occurring on or prior to a redemption date.

SECTION 3.5. Deposit of Redemption Price.

(a) By no later than 11:00 a.m. (New York City time) on the date of redemption, the Issuer shall deposit with the Paying Agent (or, if the Issuer or any of its Subsidiaries is the Paying Agent, shall segregate and hold in trust) an amount of money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption which are owned by the Issuer or a Subsidiary of the Issuer and have been delivered by the Issuer or such Subsidiary to the Trustee for cancellation. All money, if any, earned on funds held by the Paying Agent shall be remitted to the Issuer. In addition, the Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on, all Notes to be redeemed.

(b) Unless the Issuer defaults in the payment of such redemption price, interest on the Notes or portions of Notes to be redeemed shall cease to accrue on and after the applicable redemption date, whether or not such Notes are presented for payment.

SECTION 3.6. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder thereof (at the Issuer’s expense) a new Note, equal in principal amount to the unredeemed portion of the Note surrendered; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

SECTION 3.7. Special Mandatory Redemption.

(a) If (i) the Reorganization is not consummated on or before March 31, 2020, or such later date as agreed by the parties to the Restructuring Agreement (such date, the “Outside Date”; provided that the Outside Date will not extend beyond April 17, 2020), or (ii) on a date prior to the Outside Date, the Issuer notifies the Trustee or otherwise announces that the Reorganization will not be consummated (any such event being a “Mandatory Redemption Event”), then the Issuer will redeem all of the Notes (the “Special Mandatory Redemption”) at a price equal to equal to 100.0% of the initial issue price of the Notes, plus accrued and unpaid interest, if any, from the Issue Date to, but not including, the redemption date (the “Special Mandatory Redemption Date” and the price, the “Special Mandatory Redemption Price”).

(b) Notice of the occurrence of a Mandatory Redemption Event will be sent by the Issuer (a “Special Redemption Notice”) within three Business Days following the occurrence of a Mandatory Redemption Event, to the Trustee. Concurrently with the delivery of the Special Redemption Notice, the Issuer shall request the Trustee to send (by first-class mail to each Holder’s registered address or otherwise in accordance with the procedures of DTC) a notice that a Special Mandatory Redemption is to occur. The Special Mandatory Redemption shall occur within five Business Days (or such other minimum period as may be required by DTC) after the Trustee’s mailing of such notice of a Mandatory Redemption Event.

(c) All notices of the Special Mandatory Redemption shall state:

(1) the Special Mandatory Redemption Date;

(2) the Special Mandatory Redemption Price;

(3) that on the Special Mandatory Redemption Date, the Special Mandatory Redemption Price shall become due and payable;

(4) the place or places where the Notes are to be surrendered for payment of the Special Mandatory Redemption Price;

(5) that the Notes shall cease to bear interest on and after the Special Mandatory Redemption Date; and

(6) the CUSIP and/or ISIN numbers, if any, printed on the Notes; provided, however, that such notice may state that no representation is made as to the correctness of such numbers.

(d) The Notes shall, on the Special Mandatory Redemption Date, become due and payable, and shall be paid by the Issuer, at the Special Mandatory Redemption Price, and deposited in accordance with Section 3.5. The Notes shall cease to accrue interest on and after the Special Mandatory Redemption Date.

ARTICLE IV

Covenants

SECTION 4.1. Payment of Notes.

(a) The Issuer covenants and agrees that it shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if, on or before 11:00 a.m. (New York City time) on such date, the Trustee or the Paying Agent (or, if the Issuer or any Subsidiary of the Issuer is the Paying Agent, the segregated account or separate trust fund maintained by the Issuer or such Subsidiary pursuant to Section 2.4) holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due.

(b) The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and they shall pay interest on overdue installments of interest at the same rate to the extent lawful as provided in Section 2.11.

(c) Notwithstanding anything to the contrary contained in this Indenture, the Issuer or the Paying Agent may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America or other domestic or foreign taxing authorities from principal, premium, if any, or interest payments hereunder.

SECTION 4.2. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “Incur,” “Incurrence” and “Incurred” shall have a corresponding meaning) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Debt), and the Issuer and the Restricted Subsidiaries may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Issuer’s Reference Period immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such Reference Period.

(b) Section 4.2(a) will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any Disqualified Stock described in clause (11) below:

(1) the Incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit and the guarantees thereof under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause

(1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $1,750 million and (b) the sum of $850.0 million and 30% of Consolidated Net Tangible Assets of the Issuer (determined as of the date of Incurrence and after giving effect to the use of proceeds therefrom);

(2) the Incurrence by the Issuer and its Restricted Subsidiaries of the aggregate principal amount of any Indebtedness in existence on the Issue Date (other than Indebtedness under the Existing Credit Agreement or, if applicable, the New Credit Agreement), until such amounts are repaid;

(3) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by (i) the Notes to be issued on the Issue Date and the guarantees to be issued on the Effective Date, (ii) the new senior notes to be issued by the Company on or about the Effective Date in exchange for the Existing HIP Notes and related guarantees and (iii) any other Existing HIP Notes assumed by the Company upon the consummation of the Reorganization and the related guarantees;

(4) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (4), at any time outstanding, not to exceed the greater of (a) $150.0 million and (b) 5% of Consolidated Net Tangible Assets of the Issuer (determined as of the date of Incurrence and after giving effect to the use of proceeds therefrom);

(5) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under Section 4.2(a) or Section 4.2(b)(2), (3), (4), (10) or (14) or this Section 4.2(b)(5);

(6) the Incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(i) if the Issuer or any Guarantor is the obligor of such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the guarantee of the Notes, in the case of a Guarantor; and

(ii) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations or Indebtedness under Treasury Management Arrangements;

(8) the guarantee by the Issuer or any of its Restricted Subsidiaries of (a) Indebtedness of the Issuer or a Restricted Subsidiary that was permitted to be Incurred by another provision of this Section 4.2 or (b) Indebtedness Incurred by Joint Ventures, provided that such guarantee constitutes a Permitted Investment; and provided further, in each case, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or the guarantees of the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(9) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance contracts, reclamation, statutory obligations, bankers’ acceptances, and performance, payment, appeal and surety bonds in the ordinary course of business, including guarantees and obligations respecting standby letters of credit supporting such obligations, to the extent not drawn (in each case other than an obligation for money borrowed) and replacements of any of the foregoing;

(10) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(11) the issuance by the Issuer or any of its Restricted Subsidiaries of Disqualified Stock to the Issuer or any of its Restricted Subsidiaries, as the case may be; provided, however, that:

(i) any subsequent issuance or transfer of Equity Interests of a Restricted Subsidiary that results in any such Disqualified Stock being held, directly or indirectly, by a Person other than the Issuer or a Restricted Subsidiary; and

(ii) any sale or other transfer of any such Disqualified Stock to a Person that is not either the Issuer or a Restricted Subsidiary, will be deemed, in each case, to constitute issuance of such Disqualified Stock by the Issuer or such Restricted Subsidiary that was not permitted by this clause;

(12) the Incurrence in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries of Indebtedness under letters of credit Incurred pursuant to a Credit Facility, provided that such obligations are reimbursed within 10 days following the drawing of such letter of credit;

(13) the Incurrence by the Issuer or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary or any Joint Venture but only to the extent that such liability is the result of the Issuer’s or any such Restricted Subsidiary’s being a general partner of such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (13) and then outstanding does not exceed $25 million; and

(14) the Incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock issued pursuant to this clause (14), not to exceed the greater of (a) $150.0 million and (b) 5% of Consolidated Net Tangible Assets of the Issuer (determined as of the date of Incurrence and after giving effect to the use of proceeds therefrom).

(c) The Issuer will not Incur, and will not permit any other Guarantor to Incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable guarantee of the Notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any such Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior lien basis.

(d) For purposes of determining compliance with this Section 4.2, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 4.2(b)(1) through (14) above, or is entitled to be Incurred pursuant to Section 4.2(a), the Issuer will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.2. Indebtedness under Credit Facilities outstanding on the Effective Date under this Indenture will initially be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

(e) The accrual of interest, the accretion or amortization of original issue discount or deferred financing costs, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock or temporary equity as Indebtedness due to the application of or a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares or units of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.2; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Issuer as accrued to the extent required by the definition of such term. Notwithstanding any other provision of this Section 4.2, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may Incur pursuant to this Section 4.2 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(f) The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount or deferred financing costs;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (a) the Fair Market Value of such assets at the date of determination; and (b) the amount of the Indebtedness of the other Person.

(g) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.3. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of the Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests of the Issuer (other than Disqualified Stock) and other than distributions or dividends payable to the Issuer or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of the Restricted Subsidiaries) any Equity Interests of the Issuer, or any direct or indirect parent of the Issuer;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any guarantee of the Notes (excluding intercompany Indebtedness between or among the Issuer and any of the Restricted Subsidiaries), except a payment of interest or principal within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving pro forma effect to such Restricted Payment (consistent with the pro forma adjustment provisions set forth in the last paragraph of the definition of “Fixed Charge Coverage Ratio”) and any related Incurrence of Indebtedness or other transactions, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and any of:

(1) the Leverage Ratio of the Issuer as of the last day of the Reference Period does not exceed 4.25 to 1.00;

(2) if (A) the Leverage Ratio of the Issuer as of the last day of the Reference Period exceeds 4.25 to 1.00 and (B) the Fixed Charge Coverage Ratio of the Issuer for the Reference Period is not less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries (excluding Restricted Payments permitted by Section 4.3(b)(2), (3), (4), (5), (6), (7), (9), (10), (11), (12) and (13)) during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

(i) Operating Surplus of the Issuer as of the end of the immediately preceding quarter; plus

(ii) 100% of the aggregate net cash proceeds received by the Issuer (including the Fair Market Value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Issuer (other than Disqualified Stock)) since the Effective Date as a contribution to its equity or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus

(iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the return of capital or similar payment made in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any); plus

(iv) the net reduction in Restricted Investments made after the Issue Date resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Issuer or any of the Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Operating Surplus of the Issuer for any period commencing on or after the Issue Date (items (ii), (iii) and (iv) being referred to as “Incremental Funds”); minus

(v) the aggregate amount of Incremental Funds previously expended pursuant to this clause (2) and clause (3) below; or

(3) if (A) the Leverage Ratio of the Issuer as of the last day of the Reference Period exceeds 4.25 to 1.00 and (B) the Fixed Charge Coverage Ratio of the Issuer for the Reference Period is less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries (excluding Restricted Payments permitted by Section 4.3(b)(2), (3), (4), (5), (6), (7), (9), (10), (11), (12) and (13)) during the quarter in which such Restricted Payment is made (such Restricted Payments permitted for purposes of this clause (3) meaning only distributions on common units or other partnership interests of the Issuer), is less than the sum, without duplication, of:

(i) $300.0 million less the aggregate amount of all Restricted Payments made by the Issuer and the Restricted Subsidiaries pursuant to this clause (3)(i) during the period ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment and beginning on the Effective Date; plus

(ii) Incremental Funds to the extent not previously expended pursuant to this clause (3) or clause (2) above.

(b) Section 4.3(a) shall not prohibit:

(1) the payment of any dividend or distribution or the consummation of an irrevocable redemption of subordinated Indebtedness within 60 days after the date of the declaration of such dividend or distribution, or the delivery of the irrevocable notice of redemption, as the case may be, if at the date of declaration or the date on which such irrevocable notice is delivered, such dividend, distribution or redemption would have complied with the provisions of this Indenture (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, a substantially concurrent (i) capital contribution to the Issuer from any Person (other than a Restricted Subsidiary) or (ii) sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Stock) of the Issuer, with a sale being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded or deducted from the calculation of Operating Surplus and Incremental Funds;

(3) the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Issuer or any Guarantor with the net cash proceeds from an Incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any distribution or dividend by any Restricted Subsidiary to the holders of its Equity Interests (other than Disqualified Stock) on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary held by any current or former officer, director, consultant or employee of the Issuer or any Restricted Subsidiary pursuant to any equity subscription agreement or plan, stock or unit option agreement, shareholders’ agreement, employment agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period; provided further that the Issuer may carry over and make in subsequent twelve-month periods any unutilized capacity under this clause (5); provided further that such amount in any twelve-month period may be increased by an amount equal to (a) the cash proceeds received by the Issuer from the sale of Equity Interests of the Issuer to members of management, employees or directors of the Issuer or the Restricted Subsidiaries that occurs after the Effective Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.3(a)(2)(ii) or (3)(ii)), plus (b) the cash proceeds of key man life insurance policies received by the Issuer after the Effective Date, less (c) the amount of any Restricted Payments made pursuant to clauses (a) and (b) of this clause (5);

(6) so long as no Default has occurred and is continuing or would be caused thereby, payments of dividends on Disqualified Stock issued pursuant to Section 4.2;

(7) purchases or other acquisitions of Capital Stock (a) deemed to occur upon exercise of stock or unit options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price of such options, warrants or other convertible securities or (b) made in lieu of withholding taxes resulting from any such exercise;

(8) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer, or arising from stock or unit dividends, splits or business combinations;

(9) on and after the Effective Date, in connection with an acquisition by the Issuer or any Restricted Subsidiary, the return to the Issuer or any Restricted Subsidiary of Equity Interests of the Issuer or any Restricted Subsidiary constituting a portion of the purchase consideration in settlement of indemnification claims or pursuant to purchase price adjustments under the acquisition agreement;

(10) so long as no Default has occurred and is continuing, the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness pursuant to provisions similar to those described under Section 4.5 or Section 4.13; provided that all Notes validly tendered and not withdrawn by Holders of the Notes in connection with a Change of Control Offer or Asset Disposition Offer, as applicable, have been purchased, redeemed, defeased or otherwise acquired or retired for value;

(11) any Restricted Payments made or deemed to have been made in connection with the Reorganization;

(12) on and after the Effective Date, the non-cash repurchase of Equity Interests in the Issuer, or the repurchase of Equity Interests in the Issuer using cash proceeds from a substantially concurrent contribution by the Parent Entity of equity to the Issuer, in either case to effect a redemption or exchange pursuant to the terms of the Partnership Agreement of the Issuer; and

(13) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (13) since the Effective Date at that time outstanding, not to exceed $50 million.

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, except that the amount of any non-cash dividend or distribution paid in accordance with Section 4.3(b)(1) shall be the Fair Market Value as of the date on which such dividend or distribution is declared. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.3 shall be determined in the manner prescribed in the definition of that term. For the purposes of determining compliance with this Section 4.3, in the event that (a) a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in Section 4.3(b)(1) through (13), the Issuer shall be permitted to classify (or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 4.3 and (b) a Restricted Payment is made pursuant to Section 4.3(b)(2) or (3), the Issuer shall be permitted to classify whether all or any portion thereof is being (and in the absence of such classification shall be deemed to have classified the minimum amount possible as having been) made with Incremental Funds; provided that, for the avoidance of doubt, the Issuer is not permitted to classify (or reclassify) any such Restricted Payment or portion thereof as being made pursuant to Section 4.3(b)(1).

(d) For the avoidance of doubt, any transactions consummated in connection with the Reorganization (including any conversion of equity interests held by a Person in the Issuer for equity interests in the Parent) shall not constitute Incremental Funds pursuant to Section 4.3(a)(2)(ii). Further, any such transactions shall not constitute a Restricted Payment in exchange for, or out of the net cash proceeds of, a substantially concurrent capital contribution or sale as contemplated by Section 4.3(b)(2).

SECTION 4.4. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1) pay dividends or make any other distributions on its Equity Interests to the Issuer or any of its Restricted Subsidiaries, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries; provided that priority of any preferred equity or similar Equity Interest in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on common equity shall not be deemed to be a restriction on the ability to make distributions on Equity Interests;

(2) make loans or advances to the Issuer or any of its other Restricted Subsidiaries; or

(3) sell, lease or otherwise transfer any of its properties or assets to the Issuer or any of its other Restricted Subsidiaries.

(b) However, the preceding restrictions in Section 4.4(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the Issue Date, or, to the extent entered into in connection with the Reorganization, the Effective Date, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution or other payment restrictions than those contained in those agreements on the Issue Date or the Effective Date, as applicable;

(2) this Indenture, the Notes and the guarantees;

(3) agreements governing any of the transactions effecting or related to the Reorganization;

(4) agreements governing other Indebtedness permitted to be incurred under Section 4.2 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the guarantees;

(5) applicable law, rule, regulation or order;

(6) any instrument governing Indebtedness or Equity Interest of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interest was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(7) customary non-assignment provisions in transportation agreements or purchase and sale or exchange agreements, pipeline and water treatment agreements, or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business;

(8) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.4(a)(3);

(9) any agreement (a) for the sale or other disposition of a Restricted Subsidiary that contains any such restrictions on that Restricted Subsidiary pending its sale or other disposition or (b) for the sale or other disposition of a particular asset or line of business of a Restricted Subsidiary that imposes restrictions on assets subject to any agreement of the nature described in Section 4.4(a)(3);

(10) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11) Liens permitted to be incurred under Section 4.6 that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(13) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(15) encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under this Indenture from time to time.

SECTION 4.5. Limitation on Sales of Assets and Subsidiary Stock.

(a) The Issuer shall not, nor shall the Issuer permit any Restricted Subsidiary, directly or indirectly, to consummate any Asset Disposition unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the Equity Interests and assets subject to such Asset Disposition; and

(2) at least 75% of the consideration from such Asset Disposition received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

(b) Within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, the Issuer or any Restricted Subsidiary may apply, at its option, an amount in cash (a “Net Available Cash Amount”) equal to 100% of the Net Available Cash from such Asset Disposition:

(1) to repay any Senior Indebtedness of the Issuer or its Restricted Subsidiaries or to make an offer to repurchase or redeem such Indebtedness, provided that such repurchase or redemption closes within 45 days after the end of such 365-day period; and, in each case, owing to a Person other than the Issuer or any Restricted Subsidiary;

(2) to acquire all or substantially all of the properties or assets of, or any Capital Stock of, a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(3) to make a capital expenditure in a Permitted Business;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5) in any combination of applications described in (1), (2), (3) or (4) above;

provided that pending the final application of any such Net Available Cash Amounts in accordance with Section 4.5(b)(1), (2), (3), (4) or (5) and Section 4.5(d), the Issuer and the Restricted Subsidiaries may Invest or otherwise use such Net Available Cash Amounts in any manner not prohibited by this Indenture; provided, further, that in the case of Section 4.5(b)(2), (3) and (4), a binding commitment to invest in properties, assets, Capital Stock, or to make such capital expenditures shall be treated as a permitted application of Net Available Cash Amounts from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash Amounts will be applied to satisfy such commitment within 365 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before such Net Available Cash Amounts are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 365 days of such cancellation or termination, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash Amounts are applied, then such Net Available Cash Amounts shall constitute Excess Proceeds.

(c) For the purposes of Section 4.5(a)(2) and for no other purpose, the following shall be deemed to be cash:

(1) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary (other than (x) liabilities that are by their terms subordinated to the Notes or the Note guarantees, (y) Preferred Stock and (z) Disqualified Stock) that are assumed by the transferee of any such assets (or that are otherwise cancelled, forgiven or terminated in connection with the transaction with such transferee);

(2) the principal amount of any Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Disposition (other than intercompany debt owed to the Issuer or the Restricted Subsidiaries), to the extent that the Issuer and each Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition;

(3) any Designated Non-Cash Consideration received by the Issuer or such Restricted Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at that time outstanding, not in excess of 5% of Consolidated Net Tangible Assets of the Issuer, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(4) any securities or other Obligations received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Disposition.

(d) Any amount of Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 4.5(b) shall be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, or earlier at the Issuer’s option, if the aggregate amount of Excess Proceeds exceeds $50 million, the Issuer or a Restricted Subsidiary shall make an offer (“Asset Disposition Offer”) to all Holders of the Notes and, at the Issuer’s election, to the holders of any Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in this Indenture or the agreements governing the relevant Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof. The Issuer or such Restricted Subsidiary will commence an Asset Disposition Offer with respect to Excess

Proceeds by sending (or otherwise delivered in accordance with the applicable procedures of DTC) the notice required pursuant to the terms of this Indenture to the Holders of the Notes at each Holder’s registered address, with a copy to the Trustee. To the extent that the aggregate amount of Notes and the relevant Pari Passu Indebtedness validly tendered and not validly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer or a Restricted Subsidiary may use any remaining Excess Proceeds for any purpose, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Notes and Pari Passu Indebtedness to be repurchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and tendered Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, regardless of the amount of Excess Proceeds used to purchase Notes or other Pari Passu Indebtedness pursuant to such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(e) The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period, the Issuer or the applicable Restricted Subsidiary will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness required to be purchased pursuant to this Section 4.5 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered and not validly withdrawn, all Notes and Pari Passu Indebtedness validly tendered and not validly withdrawn in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

(f) The Issuer and any Restricted Subsidiary will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.5. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.5, the Issuer and such Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.5 by virtue of its compliance with such securities laws or regulations.

SECTION 4.6. Limitation on Liens. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or assume any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets now owned or hereafter acquired, unless the Notes or any guarantee of such Restricted Subsidiary, as applicable, are secured on an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien.

SECTION 4.7. Limitation on Affiliate Transactions.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate of the Issuer other than the Parent (each, an “Affiliate Transaction”) involving aggregate value in excess of $50.0 million unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Board of Directors of the Parent, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is fair to the Issuer or the relevant Restricted Subsidiary from a financial or commercial point of view; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction (or series of related Affiliate Transactions) involving aggregate consideration in excess of $100.0 million, a resolution of the Board of Directors of the Parent set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this Section 4.7 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Parent, or a majority of the members of a conflicts committee thereof, as applicable.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, are not subject to Section 4.7(a):

(1) reasonable fees and compensation paid to or for the benefit of any employee, officer or director of the Issuer, any of its Restricted Subsidiaries, and any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries existing on the Issue Date, or, to the extent entered into in connection with the Reorganization, the Effective Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements;

(2) transactions between or among the Issuer or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer or the Issuer to affiliates of the Issuer;

(5) Restricted Payments or Permitted Investments that do not violate Section 4.3;

(6) customary compensation, indemnification and other benefits made available to officers, directors or employees of the Issuer or a Restricted Subsidiary, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(7) in the case of contracts for purchase, gathering, processing, fractionating, sale, transportation and marketing of crude oil, natural gas, condensate and natural gas liquids, hedging agreements, and production handling, operating, construction, terminaling, storage, lease, platform use, compression, waste water treatment or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Issuer or any Restricted Subsidiary and third parties, or if neither the Issuer nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s length basis, as determined in good faith by a majority of the disinterested members of the Board of Directors of the Parent or a majority of the members of a conflicts committee thereof;

(8) the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any agreements that are described in the Offering Memorandum to which it is a party as of the date of the Offering Memorandum and any amendments thereto, and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under, any future amendment to such agreements or under any such similar agreements shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not less favorable to the Holders of the Notes in any material respect as determined in good faith by a majority of the disinterested members of the Board of Directors of the Parent or a majority of the members of a conflicts committee thereof;

(9) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Equity Interests of the Issuer or any of its Restricted Subsidiaries, a transaction in which such Person is treated no more favorably than the other holders of such Indebtedness or Equity Interests;

(10) (i) guarantees by the Issuer or any of its Restricted Subsidiaries of the performance of obligations of Unrestricted Subsidiaries or Joint Ventures in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (ii) pledges by the Issuer or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries or Joint Ventures for the benefit of lenders or other creditors of Unrestricted Subsidiaries or Joint Ventures as contemplated by clause (13) of the definition of “Permitted Liens” so long as any such transaction described in this clause (ii), if involving aggregate consideration in excess of $100.0 million, has been approved by a majority of the disinterested members of the Board of Directors of the Parent or a majority of the members of a conflicts committee thereof;

(11) any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 4.7(a)(1);

(12) any transactions between the Issuer or any Restricted Subsidiary and any Person, a director of which is also a director of the Issuer or a Restricted Subsidiary, provided that such director abstains from voting as a director of the Issuer or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction; and

(13) any transaction relating to or arising from the Reorganization.

SECTION 4.8. Compliance Certificate. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer ending after the date hereof, a certificate signed by any Officer of the Issuer, stating whether or not to the knowledge of the signer thereof any Default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) occurred during the previous fiscal year, specifying all such Defaults and the nature and status thereof of which they may have knowledge.

SECTION 4.9. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. Subject to the preceding sentence, if a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as unrestricted will be deemed to be an Investment made as of the time of the designation and will either reduce the amount available for Restricted Payments under Section 4.3 or qualify as a Permitted Investment under one or more clauses of the definition of that term, as determined by Issuer; provided that any designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b) Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Parent giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.3. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.2, the Issuer will be in default of such covenant.

(c) The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.2, calculated on a pro forma basis as if such designation had occurred at the beginning of the Reference Period, and (2) no Default or Event of Default would be in existence following such designation.

SECTION 4.10. Maintenance of Office or Agency. The Issuer shall maintain the office or agency required under Section 2.3. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 11.2.

SECTION 4.11. Existence. Except as otherwise permitted by Article V, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a partnership, corporation or other Person.

SECTION 4.12. Reports.

(a) So long as the Notes are outstanding, the Issuer shall deliver to the Noteholders and the Trustee:

(1) within 100 days after the end of each fiscal year, (a) an audited consolidated balance sheet as of the end of such fiscal year, (b) an audited consolidated income statement for such fiscal year, (c) an audited consolidated statement of cash flows for such fiscal year, in each case of the Issuer and its consolidated Subsidiaries, prepared in accordance with GAAP, setting forth in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and including notes thereto and (d) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries; all such financial statements shall be audited by a certified public accountant of the Issuer that is independent and registered with the Public Company Accounting Oversight Board in accordance with generally accepted accounting standards in the United States;

(2) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (a) an unaudited consolidated balance sheet as of the end of that quarter, (b) an unaudited consolidated income statement for such fiscal quarter and for the then elapsed portion of such fiscal year, (c) an unaudited consolidated statement of cash flows for such fiscal quarter and for the then elapsed portion of such fiscal year, in each case of the Issuer and its consolidated Subsidiaries, prepared in accordance with GAAP, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and including notes thereto and (d) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries; all such financial statements shall be certified by any Officer of the Issuer as presenting fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Issuer and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP; and

(3) promptly from time to time after the occurrence of any of the following events, a current report that contains a brief summary of the material terms, facts and/or circumstances involved to the extent not otherwise publicly disclosed: (i) entry by the Issuer or a Restricted Subsidiary into an agreement outside the ordinary course of business that is material to the Issuer and its Subsidiaries, taken as a whole, any material amendment thereto or termination of any such agreement other than in accordance with its terms (excluding, for the avoidance of doubt, employee compensatory or benefit agreements or plans), (ii) completion of a merger of the Issuer with or into another Person or a material acquisition or disposition of assets by the Issuer or a Restricted Subsidiary outside the ordinary course of business, (iii) the institution of, or material development under, bankruptcy proceedings under the U.S. Bankruptcy Code or similar proceedings under state or federal law with respect to the Issuer or a Significant Subsidiary (as defined in Regulation S-X), or (iv) the Issuer’s incurring Indebtedness outside the ordinary course of business that is material to the Issuer (other than under a Credit Facility or other arrangement which has been described in the Offering Memorandum or borrowings under a Credit Facility that has otherwise been disclosed previously), or a triggering event that causes the increase or acceleration of any such obligation and, in any such case, the consequences thereof are material to the Issuer or any Restricted Subsidiary.

(b) In addition to delivering the foregoing information to the Noteholders and the Trustee, the Issuer shall maintain a website (that, at the option of the Issuer, may be password protected) to which Noteholders, market makers affiliated with any initial purchaser of the Notes and securities analysts are given access promptly upon request and to which all of the information required to be provided pursuant to Section 4.12(a)(1) and 4.12(a)(2) above is posted.

(c) Notwithstanding the foregoing, the above requirements may be satisfied by the filing with the SEC for public availability by the Issuer, the Parent or another Parent Entity of any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K, containing the required information with respect to the Issuer or Parent Entity, as applicable, provided that (i) any such financial information of such Parent Entity contains information reasonably sufficient to identify the material differences, if any, between the financial information of such Parent Entity, on the one hand, and the Issuer and its Subsidiaries on a stand-alone basis, on the other hand and (ii) such Parent Entity does not own, directly or indirectly, Capital Stock of any Person other than the Issuer and its Subsidiaries (and other than, indirectly, through its ownership of the Issuer and its Subsidiaries) or material business operations that would not be consolidated with the financial results of the Issuer and its Subsidiaries. The availability of the foregoing reports on the SEC’s EDGAR filing system will be deemed to satisfy the foregoing delivery requirements. The Trustee shall have no responsibility to determine whether the Company has posted information on its website or filed reports on EDGAR.

(d) No later than ten Business Days after the dates that the information described in Section 4.12(a)(1) and 4.12(a)(2) above is required to be delivered, the Issuer shall hold an annual or quarterly, as applicable, conference call to discuss such financial information, during which management of the Issuer shall provide Holders of the Notes, market makers affiliated with any initial purchaser of the Notes and securities analysts with an update on the Issuer’s financial condition. Notwithstanding the foregoing, the Parent may satisfy the immediately preceding requirement by holding an annual and quarterly conference call to discuss the information described in Section 4.12(a)(1) and 4.12(a)(2) above, as applicable.

(e) Any and all defaults or Events of Default arising from a failure to comply with this Section 4.12 shall be deemed cured (and the Parent shall be deemed to be in compliance with this Section 4.12) upon furnishing or filing such information or report as contemplated by this Section 4.12 (but without regard to the date on which such information or report is so furnished or filed); provided that such cure shall not otherwise affect the rights of Holders under Article VI if all outstanding Notes shall have been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

(f) In addition, the Issuer shall furnish to Holders of the Notes upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as any Notes are not freely transferable under the Securities Act.

(g) The Trustee shall have no responsibility to determine if the Issuer has complied with its reporting requirements or if the Issuer has posted any information on its website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.13. Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has mailed or electronically delivered, or has caused to be mailed or electronically delivered, a notice of redemption pursuant to paragraph 5 of the Notes with respect to all outstanding Notes and redeems all Notes validly tendered pursuant to such notice of redemption, each Holder shall have the right to require the Issuer to repurchase such Holder’s Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of such purchase (subject to the right of Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms set forth in this Section 4.13.

(b) Within 30 days following any Change of Control Triggering Event, unless the Issuer has previously or concurrently mailed or electronically delivered or caused to be mailed or electronically delivered a redemption notice with respect to all outstanding Notes pursuant to paragraph 5 of the Notes, the Issuer shall mail by first-class mail or electronically deliver, or cause to be mailed by first-class mail or electronically delivered, a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control Triggering Event;

(3) the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered;

(4) if the notice is mailed or electronically delivered prior to a Change of Control Triggering Event, that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring; and

(5) the instructions, as determined by the Issuer, consistent with this Section 4.13, that the Holder must follow in order to have that Holder’s Notes purchased.

(c) Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.

(d) On the purchase date, all Notes purchased by the Issuer under this Section 4.13 shall be delivered by the Issuer to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(e) Notwithstanding the foregoing provisions of this Section 4.13, the Issuer shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f) A Change of Control Offer may be made in advance of a Change of Control, and may be conditional upon the occurrence of a Change of Control or a Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

(g) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of its compliance with such securities laws or regulations.

SECTION 4.14. Termination of Covenants.

(a) If on any date following the Effective Date, the Notes are (1) assigned an Investment Grade rating from either Rating Agency, (2) no Default or Event of Default has occurred and is continuing under this Indenture and (3) the Issuer has delivered to the Trustee an Officers’ Certificate certifying each of (1) and (2), then on the date of such certificate is delivered (the “Termination Date”), the Issuer and its Restricted Subsidiaries will no longer be subject to the following provisions of this Indenture: Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.7, Section 5.1(a)(4) and Section 10.8; provided that the Issuer and its Restricted Subsidiaries will remain subject to the other provisions of this Indenture.

(b) After the Termination Date, the Issuer shall not designate any of its Subsidiaries as an Unrestricted Subsidiary.

ARTICLE V

Consolidation, Merger and Sale of Assets.

SECTION 5.1. When the Issuer May Merge or Transfer Assets.

(a) The Issuer will not: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving entity); or (2) directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Issuer is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to a supplemental indenture, in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, (a) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.2(a) or (b) have a Fixed Charge Coverage Ratio not less than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such transaction; and

(5) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture and all conditions precedent therein relating to such transaction have been satisfied.

(b) This Article V will not apply to (1) the Reorganization or any transactions related thereto or (2) any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries. Section 5.1(a)(3) and (4) will not apply to (1) any merger or consolidation of the Issuer with or into one of its Restricted Subsidiaries for any purpose or (2) any merger or consolidation of the Issuer with or into any of its affiliates solely for the purpose of reorganizing the Issuer in another jurisdiction.

(c) Notwithstanding Section 5.1(b), the Issuer will be permitted to reorganize as any other form of entity in accordance with the procedures established in this Indenture; provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Issuer into a form of entity other than a limited partnership formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(4) immediately after such reorganization no Default or Event of Default exists; and

(5) such reorganization is not adverse to the Holders of the Notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered adverse to the Holders of the Notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

SECTION 5.2. Successor Entity Substituted. Upon any consolidation or merger or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Issuer in accordance with the foregoing in which the Issuer is not the surviving entity, the surviving Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such surviving Person had been named as the Issuer in this Indenture, and thereafter (except in the case of a lease of all or substantially all of the Issuer’s properties or assets), the Issuer will be relieved of all its obligations and covenants under this Indenture and the Notes.

ARTICLE VI

Defaults and Remedies

SECTION 6.1. Events of Default.

(a) The following are “Events of Default” with respect to the Notes:

(1) failure to pay the principal of, or any premium on, the Notes when due at maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(2) failure to pay interest on the Notes when due, continued for 30 days;

(3) failure by the Issuer or any Guarantor to comply with any other covenant or other agreement in this Indenture for 60 days after the Issuer has received written notice of such failure from the Trustee or from the Holders of at least 25% in principal amount of the outstanding Notes;

(4) Indebtedness of the Issuer or any Guarantor is not paid within any applicable grace period after final maturity or is accelerated by the Holders thereof because of a default and the total amount of such Indebtedness unpaid or cross accelerated exceeds $75,000,000;

(5) the failure by the Issuer to pay or cause to be paid the Special Mandatory Redemption Price on the Special Mandatory Redemption Date, if required under Section 3.7;

(6) the Issuer, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case in which it is the debtor;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors; or

takes any comparable action under any foreign laws relating to insolvency;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer in an involuntary case;

(ii) appoints a Custodian of the Issuer or for any substantial part of the property of the Issuer; or

(iii) orders the winding up or liquidation of the Issuer;

(or any similar relief is granted under any foreign laws) and the order, decree or relief remains unstayed and in effect for 60 consecutive days, or

(8) the Guarantee of any Guarantor for any reason ceases to be in full force and effect or is declared null and void by any responsible officer of such Guarantor, other than any such cessation, denial or disaffirmation in connection with the termination of such Guarantee pursuant to the provisions of Article X.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

(b) A Default with respect to the Notes under Section 6.1(a)(3) is not an Event of Default until the Trustee (by notice to the Issuer) or the Holders of at least 25% in aggregate principal amount of the outstanding Notes (by notice to the Issuer and to the Trustee) gives notice of the Default and the Issuer does not cure such Default within the time specified in said clause (3) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Issuer shall deliver to the Trustee written notice in the form of an Officers’ Certificate, within 30 days of an Officer of the Company becoming aware of such event, of any event which with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 6.2. Acceleration. If an Event of Default with respect to the Notes (other than an Event of Default specified in Section 6.1(a)(6) or Section 6.1(a)(7) with respect to the Issuer) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders, shall, declare the principal of and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default specified in Section 6.1(a)(6) or Section 6.1(a)(7) with respect to the Issuer occurs and is continuing, the principal of and accrued and unpaid interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in aggregate principal amount of the outstanding Notes by written notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration and all amounts owing to the Trustee have been paid. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.3. Other Remedies.

(a) If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to collect the payment of principal of, premium, if any, or interest on the Notes or to collect such monies or protect and enforce its rights and the rights of the Holders of the Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. Any such proceeding instituted by the Trustee may be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements of the Trustee and its counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are, to the extent permitted by law, cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of no less than a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of the Notes, waive any past or existing Default or Event of Default and its consequences except (1) a Default or Event of Default in the payment of the principal of, premium, if any, or interest on a Note or (2) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Noteholder affected. When a Default or Event of Default is waived, such Default or Event of Default shall cease to exist, and any Default or Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5. Control by Majority. Upon provision of security or indemnity satisfactory to the Trustee, the Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes or of exercising any trust or power conferred on the Trustee. However, the Trustee, which may conclusively rely on opinions of counsel, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of other Noteholders or would involve the

Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction (it being understood that the Trustee shall not have an affirmative duty to ascertain whether or not any actions or forbearances taken or suffered in accordance with such direction are unduly prejudicial to Noteholders not joining in such direction).

SECTION 6.6. Limitation on Suits.

(a) A Holder of Notes may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) An Event of Default shall have occurred and be continuing and the Holder gives to the Trustee prior written notice stating that an Event of Default is continuing;

(2) the Holders of at least 25% in aggregate principal amount of the Notes then outstanding make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer to the Trustee security or indemnity satisfactory to it against any costs, liabilities or expenses in compliance with such request;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in aggregate principal amount of the Notes then outstanding do not give the Trustee a direction inconsistent with the request during such 60-day period.

(b) A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Noteholders allowed in any judicial proceedings relative to the Issuer, its creditors or any other obligor upon the Notes, or any of their creditors or the property of the Issuer or such other obligor or their creditors and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

SECTION 6.10. Priorities.

(a) Any money or other property collected by the Trustee pursuant to Article VI hereof, or any money or other property otherwise distributable in respect of the Issuer’s obligations under this Indenture, shall be applied in the following order:

FIRST: to the Trustee (including any predecessor Trustee), its agents and its counsel for amounts due under this Indenture;

SECOND: to Noteholders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

THIRD: to the Issuer.

(b) The Trustee may, upon prior written notice to the Issuer, fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall mail or electronically deliver or cause to be mailed or electronically delivered to each Noteholder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes.

SECTION 6.12. Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture;

and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

Trustee

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being understood that permissive rights granted to the Trustee shall not be construed as duties of the Trustee); and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officers’ Certificates and Opinions of Counsel furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such Officers’ Certificates and Opinions of Counsel which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such Officers’ Certificates and Opinions of Counsel to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) Neither the Trustee nor any paying agent shall be responsible for determining whether any Asset Disposition has occurred and whether any related offer to purchase with respect to the Notes is required. Neither the Trustee nor any paying agent shall be responsible for determining whether any Change of Control has occurred and whether any Change of Control Offer with respect to the Notes is required. Neither the Trustee nor any paying agent shall be responsible for monitoring the Issuer’s rating status, making any request upon any rating agency, determining whether any rating event with respect to the Notes has occurred.

(d) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this subsection does not limit the effect of subsections (b) or (g) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(e) Every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), (d) and (g) of this Section 7.1.

(f) The Trustee shall not be liable for interest on any money or other property received by it or for holding moneys or other property uninvested, in either case, except as otherwise agreed between the Issuer and the Trustee. Money and other property held in trust by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other money or property except to the extent required by law.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

SECTION 7.2. Rights of Trustee.

(a) The Trustee may conclusively rely on, and shall be protected in acting or refraining from acting in reliance on, any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may execute any of the trusts or powers or perform any duties hereunder either directly or through attorneys and agents, respectively, and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder.

(d) The Trustee shall not be liable for any action it takes, suffers to exist or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in reliance thereon.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes unless either (1) a Trust Officer shall have actual knowledge of such Default or Event of Default or (2) written notice of such Default or Event of Default shall have been given to a Trust Officer of the Trustee at the Corporate Trust Office by the Issuer or any other obligor on the Notes or by any Holder of the Notes. Any such notice shall reference this Indenture and the Notes.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee pursuant to this Indenture, including its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder.

(i) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further reasonable inquiry or reasonable investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice and at reasonable times, to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(j) The Trustee may request that the Issuer deliver a certificate, substantially in the form of Exhibit A hereto, setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5. Notice of Defaults. If a Default or an Event of Default occurs with respect to the Notes and is continuing and if it is actually known to a Trust Officer of the Trustee, the Trustee shall mail or electronically deliver to each Noteholder notice of the Default within 90 days after it is known to a Trust Officer or written notice of it is received by a Trust Officer of the Trustee; provided, however, that no notice of a Default of the character specified in Section 6.1(a)(3) shall be delivered by the Trustee until at least 30 days after the occurrence thereof. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is not opposed to the interests of Noteholders.

SECTION 7.6. Reports by Trustee to Holders.

(a) As promptly as practicable after each February 15 beginning with the February 15 following the date of this Indenture, and in any event prior to April 15 in each year, the Trustee shall mail or electronically deliver to each Noteholder a brief report dated as of such date that complies with Section 313(a) of the Trust Indenture Act if required by such Section 313(a). The Trustee also shall comply with Section 313(b) of the Trust Indenture Act. The Trustee shall promptly deliver to the Issuer a copy of any report it delivers to Holders pursuant to this Section 7.6.

(b) A copy of each report at the time of its mailing or electronic delivery to Noteholders shall be filed by the Trustee and each stock exchange (if any) on which the Notes are listed. The Issuer agrees to notify promptly the Trustee in writing whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.7. Compensation and Indemnity.

(a) The Issuer and each Guarantor, jointly and severally, covenants and agrees to pay to the Trustee (and any predecessor Trustee) from time to time such compensation for its services as the Issuer and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and each Guarantor shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses (including attorneys’ fees and expenses), disbursements and advances incurred or made by it in accordance with the provisions of this Indenture, including costs of collection, in addition to such compensation for its services, except any such expense, disbursement or advance as shall be determined to have been caused by its own negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents and counsel. The Trustee shall provide the Issuer reasonable notice of any expenditure not in the ordinary course of business. The Issuer and each Guarantor, jointly and severally, shall indemnify each of the Trustee, its officers, directors, employees and any predecessor Trustees against any and all loss, damage, claim, liability or expense (including reasonable attorneys’ fees and expenses) (other than taxes applicable to the Trustee’s compensation hereunder) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder including the reasonable costs and expenses of defending itself against any claim (whether asserted by the Issuer, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder (including, without limitation, settlement costs), and including reasonable attorneys’ fees and expenses and court costs incurred in connection with any action, claim or suit brought to enforce the Trustee’s right to compensation, reimbursement or indemnification. The Trustee shall notify the Issuer promptly of any claim of which a Trust Officer has received written notice and for which it may seek indemnity. Failure by the Trustee so to notify the Issuer shall not relieve the Issuer of its obligations hereunder, except to the extent that the Issuer has been prejudiced by such failure. The Issuer shall defend the claim and the Trustee shall cooperate, to the extent reasonable, in the defense of any such claim, and, if (in the opinion of counsel to the Trustee) the facts or issues surrounding the claim are reasonably likely to create a conflict with the Issuer, the Issuer shall pay the reasonable fees and expenses of separate counsel to the Trustee. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence as finally adjudicated by a court of competent jurisdiction. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed.

(b) To secure the Issuer’s payment obligations under this Section 7.7, the Trustee (including any predecessor trustee) shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.

(c) The Issuer’s payment obligations pursuant to this Section 7.7 shall survive the satisfaction, discharge and termination of this Indenture, the resignation or removal of the Trustee and any discharge of this Indenture including any discharge under any Bankruptcy Law. In addition to and without prejudice to the rights provided to the Trustee under applicable law or any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after the occurrence of a Default specified in Section 6.1(a)(6) or Section 6.1(a)(7) with respect to the Issuer, the expenses and the compensation for the services are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.8. Replacement of Trustee.

(a) The Trustee may resign at any time upon 60 days’ written notice to the Issuer. The Holders of a majority in principal amount of the Notes then outstanding may remove the Trustee upon 60 days’ written notice to the Trustee and may appoint a successor Trustee, which successor Trustee shall be reasonably acceptable to the Issuer. The Issuer shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer and the Issuer shall pay all amounts due and owing to the Trustee under Section 7.7 of this Indenture. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail or electronically deliver a notice of its succession to Noteholders affected by such resignation or removal. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

(d) If a successor Trustee does not take office with respect to the Notes within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of a majority in principal amount of the Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9. Successor Trustee by Merger.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee; provided that such corporation or banking association shall be otherwise qualified and eligible under this Article VII and Section 310(a) of the Trust Indenture Act, without the execution or filing of any paper or any further act on the part of the parties hereto.

(b) In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the Trust Indenture Act. The Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the Trust Indenture Act; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the Trust Indenture Act any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the Trust Indenture Act are met.

SECTION 7.11. Preferential Collection of Claims Against the Issuer. The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1. Discharge of Liability on Notes; Defeasance.

(a) With respect to the Notes, when (i) all outstanding Notes theretofore authenticated and issued (other than destroyed, lost or stolen Notes that have been replaced or paid) have been delivered to the Trustee for cancellation or (ii) all outstanding Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, whether at maturity, as a result of repayment at the option of the Holders, or as a result of the mailing or electronic delivery of a notice of redemption pursuant to Article III hereof, (B) shall become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and, in each case of this clause (ii), the Issuer or any Guarantor irrevocably deposits or causes to be deposited with the Trustee, in trust, funds (immediately available to the Holders in the case of clause (ii)(A)) in U.S. dollars in an amount sufficient, or U.S. Government Obligations, which through the scheduled payment of principal of and interest thereon will be sufficient, or a combination thereof sufficient, without reinvestment, in the written opinion of a nationally recognized firm of independent accountants (which need not be provided if only U.S. dollars shall have been deposited), to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in the case of either clause (i) or (ii) the Issuer or any Guarantor pays all other sums payable hereunder by the Issuer and the Guarantors, then this Indenture shall, subject to Section 8.1(e), cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Issuer accompanied by an Officers’ Certificate from the Issuer and an Opinion of Counsel from the Issuer that all conditions precedent provided herein relating to satisfaction and discharge of this Indenture have been complied with.

(b) Subject to Sections 8.1(c) and 8.2, the Issuer or any Guarantor at any time may terminate (i) all of its obligations under the Notes and this Indenture (“legal defeasance option”) or (ii) its obligations under Sections 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.12 and 4.13, and the operation of Sections 6.1(a)(3), 6.1(a)(4) and 6.1(a)(8)(“covenant defeasance option”). The Issuer or any Guarantor may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

(c) If the Issuer or any Guarantor exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default. If the Issuer or any Guarantor exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.1(a)(3), 6.1(a)(4) or 6.1(a)(8).

(d) Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer or any Guarantor terminates.

(e) Notwithstanding clause (a) above or the exercise of a legal defeasance option, the Issuer’s obligations in Sections 2.3, 2.4, 2.5, 2.6, 2.7, 4.1, 4.10, 4.11, 7.7, 7.8, 8.4, 8.5 and 8.6 shall survive until the Notes have been paid in full. Thereafter, the Issuer’s and the Trustee’s obligations in Sections 7.7, 8.4 and 8.5 shall survive such satisfaction and discharge.

SECTION 8.2. Conditions to Defeasance.

(a) The Issuer or any Guarantor may exercise its legal defeasance option or its covenant defeasance option with respect to the Notes only if:

(1) the Issuer or such Guarantor irrevocably deposits or causes to be deposited in trust with the Trustee funds in U.S. dollars in an amount sufficient, or U.S. Government Obligations, which through the scheduled payment of principal of and interest thereon will be sufficient, or a combination thereof sufficient, without reinvestment to pay the principal, premium, if any, and interest when due on all outstanding Notes (except Notes replaced pursuant to Section 2.7) to maturity or redemption, as the case may be;

(2) unless only U.S. dollars shall have been so deposited, the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their written opinion that the scheduled payments of principal and interest on the deposited U.S. Government Obligations plus any deposited money shall be sufficient, without reinvestment, to pay the principal, premium, if any, and interest when due on all outstanding Notes (except Notes replaced pursuant to Section 2.7) to maturity or redemption, as the case may be;

(3) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and;

(4) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(5) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article VIII have been complied with.

(b) Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article III.

SECTION 8.3. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations (including the proceeds thereof) deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations either directly or through the Paying Agent as the Trustee may determine and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes.

SECTION 8.4. Repayment to the Issuer.

(a) The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any excess money or securities held by them at any time.

(b) Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years after the date of payment of such principal and interest, and, thereafter all liability of the Trustee and the Paying Agent with respect to such money shall cease, Noteholders entitled to the money must look to the Issuer for payment as general creditors.

(c) Any unclaimed funds held by the Trustee pursuant to this Section 8.4 shall be held uninvested and without any liability for interest.

SECTION 8.5. Indemnity for Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations other than any such tax, fee or other charge which by law is for the account of the Holders of the defeased Notes; provided that the Trustee shall be entitled to charge any such tax, fee or other charge to such Holder’s account.

SECTION 8.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that (a) if the Issuer has made any payment of interest on or principal of any Notes following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent and (b) unless otherwise required by any legal proceeding or any order or judgment of any court or governmental authority, the Trustee or Paying Agent shall return all such money and U.S. Government Obligations to the Issuer promptly after receiving a written request therefor at any time, if such reinstatement of the Issuer’s obligations has occurred and continues to be in effect.

ARTICLE IX

Amendments

SECTION 9.1. Without Consent of Holders.

(a) The Issuer, the Guarantors and the Trustee may amend this Indenture or the Notes without notice to or the consent of any Noteholder:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to evidence the succession of another Person to the Issuer or any Guarantor and the assumption by any such Person of the obligations of the Issuer or such Guarantor under this Indenture;

(3) to add any additional Events of Default;

(4) to add to the covenants of the Issuer or any Guarantor for the benefit of the Holders of the Notes or to surrender any right or power herein conferred upon the Issuer or any Guarantor;

(5) to add one or more guarantees for the benefit of Holders of the Notes;

(6) to evidence the release of any Guarantor from its Guarantee of the Notes in accordance with this Indenture;

(7) to add collateral security with respect to the Notes or any Guarantee;

(8) to add or appoint a successor or separate Trustee or other agent;

(9) to provide for the issuance of any Additional Notes;

(10) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(11) to conform the text of this Indenture, the Notes or any Guarantee to any provision of the “Description of Notes” section of the Offering Memorandum to the extent such provision in such “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Guarantees;

(12) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; and

(13) to make any change if the change does not adversely affect the interests of any Noteholder.

(b) After an amendment under this Section 9.1 becomes effective, the Issuer shall mail or electronically deliver or cause to be mailed or electronically delivered to Noteholders a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of such amendment under this Section 9.1.

SECTION 9.2. With Consent of Holders.

(a) The Issuer, the Guarantors and the Trustee may amend this Indenture or the Notes without notice to any Noteholder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for Notes). However, without the consent of each Noteholder affected thereby, an amendment may not:

(1) reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(2) change the Stated Maturity of the principal of, or installment of interest on, any Note;

(3) reduce the principal amount of, or the rate of interest on, any Notes;

(4) change the provisions applicable to the redemption of any Note under Article III of this Indenture or paragraph 5 of the Notes (other than with respect to the minimum notice period with respect to any redemption thereunder);

(5) make any Note payable in any currency other than that stated in the Note;

(6) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the Stated Maturity therefor or to institute suit for the enforcement of any payment on or after the Stated Maturity of any Note;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Note that would adversely affect the Holders of the Notes; or

(9) modify any of the above provisions of this Section 9.2.

(b) It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(c) After an amendment under this Section 9.2 becomes effective, the Issuer shall mail or electronically deliver or cause to be mailed or electronically delivered to Noteholders a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.2.

SECTION 9.3. [Reserved]

SECTION 9.4. Effect of Consents and Waivers.

(a) A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective with respect to the Notes, it shall bind every Noteholder.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 9.4(a), those Persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.5. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Issuer shall provide in writing to the Trustee an appropriate notation to be placed on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determine, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.6. Trustee To Sign Amendments.

(a) The Trustee shall sign any amendment authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall receive indemnity reasonably satisfactory to it and receive, and (subject to Section 7.1) shall be fully protected in conclusively relying upon an Officers’ Certificate of the Issuer and an Opinion of Counsel each stating that such amendment, as applicable complies with the provisions of this Article IX and that such supplemental indenture (containing such amendment) constitutes the legal, valid and binding obligation of the Issuer enforceable against it in accordance with its terms subject to customary exceptions.

(b) Upon the execution of any supplemental indenture under this Article IX, this Indenture shall be modified in accordance therewith, and such supplemental Indenture shall form a part of this Indenture for all purposes; and every Noteholder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE X

Guarantees

SECTION 10.1. Initial Guarantees. After the Issue Date, and on or prior to the date of the consummation of the Reorganization, the Issuer shall cause each of the Issuer’s direct and indirect wholly owned Subsidiaries that provides a guarantee under the New Credit Agreement, to execute, as a Guarantor, a supplemental indenture with the Issuer and the Trustee in the form of Schedule A attached hereto, whereby all of the Issuer’s obligations will be fully and unconditionally guaranteed as specified herein as if such Guarantor were an original signatory thereto. All the provisions of this Article X shall become effective as to each Guarantor at the time such Guarantor executes a supplemental indenture as required by this Section 10.1 or Section 10.8.

SECTION 10.2. Guarantees.

(a) Each Guarantor that executes and delivers a supplemental indenture pursuant to this Indenture shall, upon execution and delivery of such supplemental indenture, fully, unconditionally and irrevocably guarantee, jointly and severally, as primary obligor and not merely as surety, to each Holder of the Notes and to the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of (and premium, if any) and interest, if any, on the Notes and all other obligations of the Issuer under this Indenture and the Notes (the “Note Obligations”) to the Trustee and the Holders. Each Guarantor further agrees (to the extent permitted by law) that the Note Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Note Obligation.

(b) Each of the Guarantors waives presentation to, demand of payment from and protest to the Issuer of any of the Note Obligations and also waives notice of protest for nonpayment. Each of the Guarantors waives notice of any default under the Notes or the Note Obligations. The obligations of each of the Guarantors hereunder shall not be affected by (1) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise, (2) any extension or renewal of any thereof, (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement, (4) the release of any security held by any Holder or the Trustee for the Note Obligations or any of them or (5) any change in the ownership of the Issuer.

(c) Each of the Guarantors further agrees that its Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Note Obligations.

(d) The obligations of each of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Note Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Note Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each of the Guarantors herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Note Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of each of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law or equity.

(e) Each of the Guarantors further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest, if any, on any of the Note Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any of the Guarantors by virtue hereof, upon the failure of the Issuer to pay any of the Note Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each of the Guarantors hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Note Obligations then due and owing and (ii) accrued and unpaid interest on such Note Obligations then due and owing (but only to the extent not prohibited by law).

(g) Each of the Guarantors further agrees that, as between itself, on the one hand, and the Holders, on the other hand, (x) the maturity of the Note Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Note Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Note Obligations, such Note Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Guarantee.

(h) Each of the Guarantors also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.2.

SECTION 10.3. No Subrogation. Notwithstanding any payment or payments made by any Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Note Obligations, nor shall any of the Guarantors seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Note Obligations are paid in full. If any amount shall be paid to any of the Guarantors on account of such subrogation rights at any time when all of the Note Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Note Obligations.

SECTION 10.4. Consideration. Each of the Guarantors shall receive direct or indirect benefits from the making of its Guarantee.

SECTION 10.5. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.6. Execution and Delivery.

(a) The Issuer hereby agrees that it shall execute, and shall cause each Person that becomes obligated to provide a Guarantee as provided herein to execute, a supplemental indenture in the form of Schedule A attached hereto, pursuant to which such Person provides the Guarantees set forth in this Article X and otherwise assumes the obligations and accepts the rights of a Guarantor under this Indenture, in each case with the same effect and to the same extent as if such Person had been a Guarantor under this Indenture as of the date hereof.

(b) Each Guarantor hereby agrees that its Guarantee set forth in Section 10.2 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

SECTION 10.7. Release of Guarantors. A Guarantor shall be automatically released from all its obligations under the Notes, this Indenture and its Guarantee, and its Guarantee shall automatically terminate (1) upon the release or discharge of the Guarantee or direct obligations of such Guarantor as a guarantor under the New Credit Agreement or such other instrument that required the Guarantee in accordance with Section 10.1 or 10.8; (2) upon the exercise of the legal defeasance option or the covenant defeasance option pursuant to Section 8.1(b), or upon satisfaction and discharge of this Indenture pursuant Section 8.1(a); (3) upon the consummation of any sale, disposition or other transfer of any or all of the Capital Stock of such Guarantor (including by way of merger or consolidation) or other transaction such that after giving effect to such sale, disposition or other transaction such Guarantor is no longer a wholly-owned Subsidiary of the Issuer; (4) in the event that (A) the Notes are rated Investment Grade by either of the Rating Agencies, (B) no Default or Event of Default shall have occurred and be continuing and (C) the Issuer shall have delivered to the Trustee an Officers’ Certificate certifying the satisfaction of the foregoing clauses (A) and (B) or (5) if the Issuer designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions herein. Upon request of the Issuer, the Trustee shall evidence such release by a supplemental indenture or other instrument which may be executed by the Trustee without the consent of any Holder.

SECTION 10.8. Additional Note Guarantees. After the Effective Date, the Issuer shall cause (a) each wholly owned Restricted Subsidiary that is not then a Guarantor that guarantees the New Credit Agreement and (b) each wholly owned Restricted Subsidiary (other than the Company) that is not then a Guarantor that guarantees any other Indebtedness of the Issuer or any of the Restricted Subsidiaries that (i) individually has a principal amount greater than $10,000,000 or (ii) when aggregated with all other such Indebtedness guaranteed by such Restricted Subsidiary, has an aggregate principal amount greater than $30,000,000, to execute and deliver to the Trustee a supplemental indenture to this Indenture providing for a guarantee of the Notes by such Restricted Subsidiary within 30 days after the date on which such Restricted Subsidiary provided a guarantee described in clause (a) or (b) above.

ARTICLE XI

Miscellaneous

SECTION 11.1. Concerning the TIA. Except with respect to specific provisions of the Trust Indenture Act expressly referenced in the provisions of this Indenture, the Trust Indenture Act shall not be applicable to, and shall not govern, this Indenture and the Notes.

SECTION 11.2. Notices.

(a) Any notice or communication shall be in writing (including facsimile) and delivered in person, via facsimile, electronically or mailed by first-class mail addressed as follows:

if to the Issuer or any Guarantor:

Hess Midstream Partners LP

1501 McKinney Street

Houston, Texas 77010

Facsimile Number: 212-536-8241

Attention: Corporate Secretary

and

Hess Midstream Partners LP

1185 Avenue of the Americas, 40th Floor

New York, NY 10036

Facsimile Number: 855-283-8834; 855-283-6931

Attention: Treasurer

Email: rates@hess.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: David J. Miller

Email: david.miller@lw.com

if to the Trustee:

Wells Fargo Bank, N.A.

Corporate, Municipal and Escrow Services

MAC J0161-403

150 East 42nd Street, 40th Floor

New York, NY 10017

Facsimile Number: 866-969-4026

Attention: Corporate, Municipal, and Escrow Services – Administrator for Hess Midstream Partners

(b) Any notices between the Issuer, the Guarantors and the Trustee may be by electronic delivery, facsimile or certified first-class mail, receipt confirmed. The Issuer, the Guarantors or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

(c) Any notice or communication mailed to a Noteholder shall be mailed to the Noteholder at the Noteholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. Notices or communications also may be electronically delivered to Noteholders.

(d) Failure to mail or electronically deliver a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(e) The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, .pdf, facsimile transmission or other similar unsecured electronic methods. If the Issuer elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 11.3. Communication by Holders with other Holders. Noteholders may communicate with other Noteholders with respect to their rights under this Indenture or the Notes.

SECTION 11.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:

(1) an Officers’ Certificate of the Issuer in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel of the Issuer in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Notwithstanding the foregoing, no such Opinion of Counsel shall be given with respect to the authentication and delivery of any Initial Notes issued on the Issue Date.

SECTION 11.5. Statements Required in Certificate or Opinion. The certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 11.6. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any affiliate of the Issuer shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in conclusively relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 11.7. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Noteholders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.8. Governing Law. This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.9. No Recourse Against Others. A director, officer, employee or stockholder (other than the Issuer), as such, of the Issuer shall not have any liability for any obligations of the Issuer under the Notes, this Indenture, any supplemental indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Noteholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 11.10. Successors. All agreements of the Issuer in this Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.11. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 11.12. Variable Provisions. The Issuer initially appoints the Trustee as Paying Agent and Registrar and custodian with respect to any Global Notes (as defined in the Appendix hereto).

SECTION 11.13. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

SECTION 11.14. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.15. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 11.16. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.17. FATCA. The Trustee and the Issuer shall each be entitled to deduct any withholding tax required to be withheld under Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations or agreements thereunder or official interpretations thereof (“FATCA Withholding Tax”), and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax. Each of the Issuer and the Trustee agrees to reasonably cooperate and to use commercially reasonable efforts to provide information as each may have in its possession to enable the determination of whether any payments pursuant to this Indenture are subject to FATCA Withholding Tax.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

HESS MIDSTREAM PARTNERS LP, as Issuer

By: Hess Midstream Partners GP LP, its
General Partner
By: Hess Midstream Partners GP LLC, its General Partner

By:	/s/ Jonathan C. Stein
Name: Jonathan C. Stein
Title: Chief Financial Officer

WELLS FARGO BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

RULE 144A/REGULATION S APPENDIX

PROVISIONS RELATING TO THE NOTES

1. Definitions

1.1 Definitions

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Additional Note” means Notes issued under the Indenture after the Issue Date and in compliance with Section 2.13 of the Indenture.

“Definitive Note” means a certificated Initial Note or Additional Note bearing, if required, the appropriate restricted securities legend set forth in Section 2.3(d) of this Appendix.

“Depository” or “DTC” means The Depository Trust Company, its nominees and its successors and assigns.

“Distribution Compliance Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.

“Initial Notes” means the $550,000,000 aggregate principal amount of 5.125% Senior Notes due 2028 issued on the Issue Date.

“Initial Purchasers” means (1) with respect to the Initial Notes issued on the Issue Date, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, MUFG Securities Americas Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, BMO Capital Markets Corp., BNP Paribas Securities Corp., DNB Markets, Inc., Mizuho Securities USA LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., TD Securities (USA) LLC, Loop Capital Markets LLC, Barclays Capital Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BBVA Securities Inc., Credit Agricole Securities (USA) Inc. and U.S. Bancorp Investments, Inc. and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Notes” means (1) Initial Notes and (2) Additional Notes, if any.

“Purchase Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Purchase Agreement dated November 25, 2019, between the Issuer and the representative of the Initial Purchasers, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Issuer and the Persons purchasing such Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Securities Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Transfer Restricted Notes” means Notes that bear or are required to bear the legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(d) of this Appendix.

1.2 Other Definitions

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Notes”	2.1(a)
“Regulation S”	2.1(a)
“Regulation S Global Note”	2.1(a)
“Rule 144A”	2.1(a)
“Rule 144A Global Note”	2.1(a)

2. The Notes.

2.1 (a) Form and Dating. The Notes shall be offered and sold by the Issuer pursuant to the Purchase Agreement. The Notes shall be resold initially only to (i) QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”); and Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more permanent global notes in definitive, fully registered form (collectively, the “Regulation S Global Note”), in each case without interest coupons and with the global securities legend and the applicable restricted securities legend set forth in Exhibit 1 hereto, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Securities Custodian and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in the Indenture.

Beneficial interests in Regulation S Global Notes may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in connection with a transfer of Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Regulation S Global Note first delivers to the Trustee a written certificate (in a form reasonably satisfactory to the Trustee and the Issuer) to the effect that the beneficial interest in the Regulation S Global Note is being transferred to a Person (a) who the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

Appendix - 2

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in a form reasonably satisfactory to the Issuer and the Trustee) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

The Rule 144A Global Note and the Regulation S Global Note are collectively referred to herein as the “Global Notes”. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Issuer, the Trustee and any agent of the Issuer or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Definitive Notes. Except as provided in this Section 2.1, Section 2.3 or Section 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $550,000,000 5.125% Senior Notes due 2028 and (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Issuer pursuant to Section 2.2 of the Indenture, in each case upon a written order of the Issuer signed by an Officer of the Issuer, such order to specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

Appendix - 3

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Definitive Notes are required to bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Definitive Notes are being transferred to the Issuer, a certification to that effect; or

(C) if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (i) a certification to that effect (in the form set forth on the reverse of the Note) and (ii) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(d)(i).

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note or a Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) certification, in the form set forth on the reverse of the Note, that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A or (B) being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Regulation S Global Note; and

Appendix - 4

(ii) written instructions directing the Trustee to make, or to direct the Securities Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)) or Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(B)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note or Regulation S Global Note, as applicable, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Securities Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note or Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note or Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes or Regulation S Global Notes, as applicable, are then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate of the Issuer, a new Rule 144A Global Note or Regulation S Global Note, as applicable, in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred. Notwithstanding anything herein to the contrary, the Registrar shall have no responsibilities to seek, and need not receive, any certificates, opinions or other documentation in connection with the transfer of a beneficial interest within a single Global Note.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

Appendix - 5

(iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 of this Appendix, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.

(d) Legend.

(i) Except as permitted by the following paragraph (ii), each Note certificate evidencing the Transfer Restricted Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER SUCH NOTES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF ANY NOTE EVIDENCED HEREBY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING SUCH NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF SUCH NOTE) OR THE ISSUE DATE OF ANY ADDITIONAL NOTES ISSUED PURSUANT TO THE TERMS OF THE INDENTURE (OR ANY PREDECESSOR OF SUCH NOTE) (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR

Appendix - 6

ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM SUCH NOTE IS TRANSFERRED PRIOR TO THE RESALE RESTRICTION TERMINATION DATE A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) THAT IS (A) PURSUANT TO CLAUSE (2)(C) PRIOR TO THE END OF THE 40 DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (B) PURSUANT TO CLAUSE (2)(E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES IN CLAUSE (2)(B) OR (D), TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM SPECIFIED IN THE INDENTURE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED AS TO ANY NOTE EVIDENCED HEREBY UPON DELIVERY TO THE TRUSTEE BY US OR THE HOLDER THEREOF OF A WRITTEN REQUEST FOR THE REMOVAL HEREOF, IN ANY CASE AT ANY TIME AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

DURING THE PERIOD ENDING ONE YEAR AFTER THE LAST DATE OF ORIGINAL ISSUANCE OF THE NOTES, NO “AFFILIATE” (AS DEFINED IN RULE 144) WILL BE PERMITTED TO RESELL ANY OF THE NOTES THAT CONSTITUTE “RESTRICTED SECURITIES” UNDER RULE 144 THAT HAVE BEEN REACQUIRED BY ANY OF THEM.

Each Definitive Note shall also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Appendix - 7

(ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(e) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

(f) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(g) Tax Obligations.

(i) The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Appendix - 8

(ii) In connection with any proposed exchange of a Definitive Note for a global note, the Issuer or DTC shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

2.4 Definitive Notes.

(a) A Global Note deposited with the Depository or with the Trustee as Securities Custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Note and the Depository fails to appoint a successor depository or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act, and in either case, a successor depository is not appointed by the Issuer within 90 days of such notice or of its becoming aware of such lack of registration, (ii) an Event of Default has occurred and is continuing or (iii) the Issuer, in its sole discretion and subject to the procedures of the Depository, notify the Trustee in writing that it elects to cause the issuance of Definitive Notes under the Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its designated corporate trust office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 principal amount and any integral multiples of $1,000 in excess of $2,000 and registered in such names as the Depository shall direct. Any Definitive Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.3(d) hereof, bear the applicable restricted securities legend and definitive securities legend set forth in Exhibit 1 hereto.

(c) Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

Appendix - 9

(d) In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that such Definitive Notes are not issued, the Issuer expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.6 of the Indenture, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Definitive Notes had been issued.

Appendix - 10

EXHIBIT 1

to

RULE 144A/REGULATION S APPENDIX

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[[FOR REGULATION S GLOBAL NOTE ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]

[Restricted Notes Legend]

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER SUCH NOTES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF ANY NOTE

EVIDENCED HEREBY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING SUCH NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF SUCH NOTE) OR THE ISSUE DATE OF ANY ADDITIONAL NOTES ISSUED PURSUANT TO THE TERMS OF THE INDENTURE (OR ANY PREDECESSOR OF SUCH NOTE) (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM SUCH NOTE IS TRANSFERRED PRIOR TO THE RESALE RESTRICTION TERMINATION DATE A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) THAT IS (A) PURSUANT TO CLAUSE (2)(C) PRIOR TO THE END OF THE 40 DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (B) PURSUANT TO CLAUSE (2)(E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES IN CLAUSE (2)(B) OR (D), TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM SPECIFIED IN THE INDENTURE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED AS TO ANY NOTE EVIDENCED HEREBY UPON DELIVERY TO THE TRUSTEE BY US OR THE HOLDER THEREOF OF A WRITTEN REQUEST FOR THE REMOVAL HEREOF, IN ANY CASE AT ANY TIME AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

2

DURING THE PERIOD ENDING ONE YEAR AFTER THE LAST DATE OF ORIGINAL ISSUANCE OF THE NOTES, NO “AFFILIATE” (AS DEFINED IN RULE 144) WILL BE PERMITTED TO RESELL ANY OF THE NOTES THAT CONSTITUTE “RESTRICTED SECURITIES” UNDER RULE 144 THAT HAVE BEEN REACQUIRED BY ANY OF THEM.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

3

[FORM OF FACE OF INITIAL NOTE]

No. ___________	$[ ]

(subject to adjustment as reflected in the

Schedule of Increases or Decreases in

Global Note attached hereto)

HESS MIDSTREAM PARTNERS LP

5.125% SENIOR NOTE DUE 2028

CUSIP NO. [                ]

ISIN NO. [                ]

Hess Midstream Partners LP (to be renamed Hess Midstream Operations LP), a Delaware limited partnership, for value received, promises to pay to                     , or registered assigns, the principal sum of                      Dollars (subject to adjustment as reflected in the Schedule of Increases or Decreases in Global Note attached hereto) on June 15, 2028.

Interest Payment Dates: June 15 and December 15 of each year, commencing on June 15, 2020.

Record Dates: June 1 and December 1 of each year (whether or not a Business Day).

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, HESS MIDSTREAM PARTNERS LP has caused this Note to be duly executed.

Dated:                                         , 20

HESS MIDSTREAM PARTNERS LP

By: Hess Midstream GP LP, its General Partner
By: Hess Midstream GP LLC, its General Partner
By

Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Notes referred

to in the within-mentioned Indenture.

WELLS FARGO BANK NATIONAL ASSOCIATION,

as Trustee

by

Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

5.125% Senior Note due 2028

1. Interest

Hess Midstream Partners LP (to be renamed Hess Midstream Operations LP), a Delaware limited partnership (together with its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company” or the “Issuer”) promises to pay interest on the principal amount of this Note at the rate of 5.125% per annum.

The Company shall pay interest semiannually in arrears on June 15 and December 15 of each year (each such date, an “Interest Payment Date”), commencing on June 15, 2020. Interest on the Notes shall accrue from December 10, 2019, or from the most recent date to which interest has been paid or duly provided for on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Issuer shall pay interest (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the June 1 or December 1 (whether or not a Business Day) immediately preceding the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal and premium payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note held by the Depository (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by the Depository. The Issuer may make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof or by wire transfer to an account located in the United States maintained by the payee; provided, that such Holder shall have furnished the Paying Agent with wire transfer instructions satisfactory to the Paying Agent at least 15 calendar days prior to the payment date.

If any interest payment date or other payment date of a Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest shall be made on the next succeeding Business Day as if made on the date that the payment was due, and no interest shall accrue on that payment for the period from and after that interest payment date or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

3. Paying Agent and Registrar

Wells Fargo Bank, National Association, a national banking association (the “Trustee”), shall initially act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar without notice to any Noteholder. The Issuer or any of its domestically organized wholly owned Subsidiaries may act as Paying Agent.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of December 10, 2019 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Issuer and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Trust Indenture Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Issuer. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes issued on the Issue Date and any Additional Notes issued in accordance with Section 2.13 of the Indenture. The Initial Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of (i) the Issuer and its Restricted Subsidiaries to incur secured indebtedness and issue disqualified stock, (ii) the Issuer and its Restricted Subsidiaries to make certain restricted payments, (iii) the Issuer and its Restricted Subsidiaries to pay certain dividends and make other certain distributions, (iv) the Issuer and its Restricted Subsidiaries to consummate certain asset dispositions, (v) the Issuer and its Restricted Subsidiaries to partake in certain transactions with affiliates, (vi) the Issuer and Restricted Subsidiaries to incur or assume certain liens and other encumbrances securing indebtedness and (vii) the Issuer to enter into mergers, consolidations or sales of all or substantially all of its assets.

The Notes are guaranteed to the extent provided in the Indenture.

5. Optional Redemption

At any time prior to June 15, 2023, the Issuer may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, upon notice as provided in the Indenture, at a redemption price equal to 105.125% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but not including, the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of an Equity Offering; provided that: (1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

At any time prior to June 15, 2023, the Notes shall be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after June 15, 2023, the Notes shall be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 15 of the years set forth below:

Period	Redemption Price
2023	102.563%
2024	101.708%
2025	100.854%
2026 and thereafter	100.000%

Except as set forth above, the Notes shall not be redeemable at the election of the Issuer prior to maturity.

The Notes shall not be entitled to the benefit of any sinking fund.

6. Special Mandatory Redemption

If (i) the Reorganization is not consummated on or before the March 31, 2020, or such later date as agreed by the parties to the Restructuring Agreement (such date, the “Outside Date”; provided that the Outside Date will not extend beyond April 17, 2020), or (ii) prior to the Outside Date, the Issuer notifies the Trustee or otherwise announces that the Reorganization will not be consummated (any such event being a “Mandatory Redemption Event”), then the Issuer will redeem all of the Notes (the “Special Mandatory Redemption”) at a price equal to equal to 100.0% of the initial issue price of the Notes, plus accrued and unpaid interest, if any, from the Issue Date to, but not including, the redemption date (the “Special Mandatory Redemption Price”).

7. Notice of Redemption

(a) Other than with respect to a Special Mandatory Redemption, notice of redemption shall be mailed or electronically delivered if held by the Depository at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in whole multiples of $2,000. Notes of $2,000 or less may be redeemed in whole and not in part. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before 11:00 a.m. (New York City time) on the redemption date (or, if the Issuer or any Subsidiary of the Issuer is the Paying Agent, such money is segregated and held in trust), on and after the redemption date interest shall cease to accrue on such Notes (or such portions thereof) called for redemption.

(b) Notice of a Special Mandatory Redemption shall be sent in accordance with Section 3.7 of the Indenture.

8. Put Provisions

Upon a Change of Control Triggering Event, subject to limited exceptions, any Holder of Notes shall have the right to cause the Issuer to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the date of such repurchase) as provided in, and subject to the terms of, the Indenture.

9. Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register, transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture; provided that no service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing or electronic delivery of a notice of redemption of Notes to be redeemed and ending on the date of such mailing or electronic delivery.

10. Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes (subject to the rights of a registered holder as of a record date prior thereto to receive interest due on an interest payment date as provided herein and in the Indenture).

11. Unclaimed Money

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years after the date of payment of principal, premium, if any, and interest, the Trustee or Paying Agent shall pay the money back to the Issuer at its request. After any such payment, all liability of the Trustee and the Paying Agent with respect to such money shall cease and Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

12. Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer or any Guarantor at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer or Guarantor deposits with the Trustee U.S. dollars or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

13. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange for Notes) and (ii) any default or noncompliance with any provision of the Indenture or the Notes may be waived with the written consent of the Holders of a majority in principal amount of the outstanding Notes. However, the Indenture requires the consent of each Noteholder that would be affected for certain specified amendments or modifications of the Indenture and the Notes. Subject to certain exceptions set forth in the Indenture, without notice to or the consent of any Noteholder, the Issuer, the Guarantors and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to evidence the succession of another Person to the Issuer or any Guarantor and the assumption by any such Person of the obligations of the Issuer or such Guarantor in accordance with Article V of the Indenture, or to add any additional Events of Default, or to add to the covenants of the Issuer or any Guarantor for the benefit of the Holders of the Notes or surrender any right or power conferred upon the Issuer or any Guarantor, or to add one or more guarantees for the benefit of the Holders of the Notes, or to evidence the release of any Guarantor from its Guarantee of the Notes in accordance with the Indenture, or to add collateral security with respect to the Notes or any Guarantee, or to appoint a successor or separate Trustee or other agent, or to provide for the issuance of any Additional Notes, or to comply with the rules of any applicable securities depository, or to provide for uncertificated Notes in addition to or in place of certificated Notes in accordance with the

Indenture, or to conform the text of the Indenture, this Note or any Guarantee to any provision of the “Description of Notes” section of the Offering Memorandum to the extent such provision in such “Description of Notes” was intended to set forth, verbatim or in substance, a provision of the Indenture, this Note or the Guarantees, or to make any amendment to the provisions of the Indenture relating to the transfer and legending of the Notes, or to make any change if the change does not adversely affect the interests of any Noteholder.

14. Defaults and Remedies

Under the Indenture, Events of Default include (i) default for 30 days in payment of interest on the Notes; (ii) default in payment of principal, or premium, if any, on the Notes when due at its maturity, upon optional redemption or otherwise; (iii) failure by the Issuer or any Guarantor to comply with any other agreement in the Indenture or the Notes, subject to notice and lapse of time; (iv) failure to make any payment at maturity, including any applicable grace period, or upon acceleration in respect of Indebtedness of the Issuer or any Guarantor in an amount in excess of $75,000,000, subject to certain conditions; (v) failure to pay or cause to be paid the Special Mandatory Redemption Price on the Special Mandatory Redemption Date, if required; (vi) certain events of bankruptcy or insolvency involving the Issuer; and (vii) the Guarantee of any Guarantor ceases to be in full force and effect or is declared null and void by any responsible officer of such Guarantor, other than any such cessation, denial or disaffirmation in connection with the termination of such Guarantee pursuant to the provisions of the Indenture.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency involving the Issuer are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal, premium, if any, or interest) if it in good faith determines that withholding notice is not opposed to their interest.

15. Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee.

16. No Recourse Against Others

A director, officer, employee or stockholder (other than the Issuer), as such, of the Issuer shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entirety), JT TEN (joint tenants with rights of survivorship and not as tenants in common), CUST (custodian) and U/G/M/A (Uniform Gift to Minors Act).

19. [CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers and/or other similar numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers and/or other similar numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.] [For Notes to be issued with CUSIP or ISIN numbers.]

20. Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. No.)

and irrevocably appoint                  as agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program or other signature guarantor program reasonably acceptable to the Trustee)

CERTIFICATE TO BE DELIVERED UPON EXCHANGE

OR REGISTRATION OF TRANSFER RESTRICTED NOTES

This certificate relates to $        principal amount of Notes held in (check applicable space)                book-entry or                 definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred:

CHECK ONE BOX BELOW:

(1)	☐	to the Issuer or any Subsidiary of the Issuer; or

(2)	☐	for so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a Person it reasonably believes is a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

(3)	☐	after expiration of the Distribution Compliance Period, to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Regulation S Global Note pursuant to the offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act; or

(4)	☐	pursuant to Rule 144 under the Securities Act or any other available exemption from the registration requirements of the Securities Act; or
(5)	☐	pursuant to a registration statement that has been declared effective under the Securities Act.

Unless one of the boxes is checked, the Registrar may refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (3) or (4) is checked, the Registrar may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

Signature

(Signature must be guaranteed by a participant in a recognized

Signature Guarantee Medallion Program or other signature

guarantor program reasonably acceptable to the Registrar)

TO BE COMPLETED BY PURCHASER IF BOX (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this certificated Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer
Signature Guarantee:
Signature

(Signature must be guaranteed by a participant in a

recognized Signature Guarantee Medallion Program or

other signature guarantor program reasonably

acceptable to the Registrar)

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.5 (Limitation on Sales of Assets and Subsidiary Stock) or Section 4.13 (Change of Control Triggering Event) of the Indenture, check the box:

☐ 4.5	☐ 4.13

☐ If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.5 or 4.13 of the Indenture, state the principal amount to be purchased: $             ($1,000 or an integral multiple thereof, provided that the unpurchased portion of this Note must be in a principal amount of at least $2,000)

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature
Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE A

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [•], 2019, among (i) Hess Midstream Operations LP, a Delaware limited partnership (the “Issuer”), (ii) [each of the entities identified as a “New Guarantor” on Schedule 1 hereto]/[•]] ([each, a] [the] “New Guarantor”) and (iii) Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Hess Midstream Partners LP (the “Issuer”) has heretofore executed and delivered to the Trustee an Indenture (the “Original Indenture”) dated as of December 10, 2019, providing for the issuance of 5.125% Senior Notes due 2028 (the “Notes”);

WHEREAS, Section [[10.1]/[10.8]] of the Indenture provides that under certain circumstances the Issuer is required to cause each New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Sections 9.6 and 10.6 of the Indenture, the Trustee, the Issuer and the New Guarantor[s] are each authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor[s], the Issuer and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Agreement to Guarantee. [Each][The] New Guarantor hereby agrees, [jointly and severally with each other New Guarantor,] to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantors and the Issuer.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

7. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR[S]]

By
Name:
Title:

HESS MIDSTREAM OPERATIONS LP

By: Hess Midstream LP, as delegate of authority of Hess Midstream Partners GP LP, the general partner of Hess Midstream Operations LP
By: Hess Midstream Partners GP LP, as General Partner of Hess Midstream LP
By: Hess Midstream Partners GP LLC, as General Partner of Hess Midstream GP LP

By
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee,

By
Name:
Title:

B-1

SCHEDULE 1

NEW GUARANTORS (AS OF THE EFFECTIVE DATE)

[To come]